EXECUTION COPY






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                            STOCK PURCHASE AGREEMENT

                                     Between

                                  COVANCE INC.

                                       and

                                 AKZO NOBEL INC.

                           Dated as of April 23, 2001


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

                              ARTICLE I DEFINITIONS

SECTION 1.01.     Certain Defined Terms......................................1

                   ARTICLE II PURCHASE AND SALE OF THE SHARES

SECTION 2.01.     Purchase and Sale of the Shares............................8
SECTION 2.02.     Purchase Price.............................................8
SECTION 2.03.     Liabilities................................................8
SECTION 2.04.     Closing....................................................9
SECTION 2.05.     Closing Deliveries by Covance..............................9
SECTION 2.06.     Closing Deliveries by the Purchaser........................9
SECTION 2.07.     Pre-Closing Adjustment of the Purchase Price..............10
SECTION 2.08.     Closing Balance Sheet.....................................10
SECTION 2.09.     Post-Closing Adjustments..................................11
SECTION 2.10.     Hold-Back.................................................12
SECTION 2.11.     Escrow....................................................13

   ARTICLE III REPRESENTATIONS AND WARRANTIES OF COVANCE REGARDING THE SHARES

SECTION 3.01.     Organization, Qualification and Authority of Covance......14
SECTION 3.02.     Title to the Shares.......................................14
SECTION 3.03.     No Conflict...............................................14
SECTION 3.04.     Governmental Consents and Approvals.......................14

   ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COVANCE REGARDING THE COMPANY

SECTION 4.01.     Organization, Qualification and Authority of the Company..14
SECTION 4.02.     Capital Stock and Ownership of the Company................15
SECTION 4.03.     No Conflict...............................................15
SECTION 4.04.     Governmental Consents and Approvals.......................15
SECTION 4.05.     Financial Information.....................................15
SECTION 4.06.     Absence of Undisclosed Liabilities........................16
SECTION 4.07.     Absence of Certain Changes, Events and Conditions.........16
SECTION 4.08.     Litigation................................................17
SECTION 4.09.     Compliance with Laws......................................17
SECTION 4.10.     Environmental Matters.....................................17
SECTION 4.11.     Material Contracts........................................17
SECTION 4.12.     Intellectual Property.....................................19
SECTION 4.13.     Real Property.............................................19
SECTION 4.14.     Assets....................................................20
SECTION 4.15.     Employee Benefit Matters..................................20
SECTION 4.16.     Labor Relations...........................................22
SECTION 4.17.     Taxes.....................................................22
SECTION 4.18.     Plant and Equipment.......................................23
SECTION 4.19.     Intercompany Arrangements.................................23
SECTION 4.20.     Insurance.................................................23
SECTION 4.21.     Sponsor Contract..........................................23
SECTION 4.22.     Brokers...................................................23
SECTION 4.23.     Termination of Material Contracts.........................24
SECTION 4.24.     Exclusivity of Representations............................24

            ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 5.01.     Organization and Authority of the Purchaser...............24
SECTION 5.02.     No Conflict...............................................24
SECTION 5.03.     Governmental Consents and Approvals.......................25
SECTION 5.04.     Financing.................................................25

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SECTION 5.05.     Brokers...................................................25
SECTION 5.06.     Litigation................................................25
SECTION 5.07.     Investment Purpose........................................25

                        ARTICLE VI ADDITIONAL AGREEMENTS

SECTION 6.01.     Conduct of Business by the Company Pending the Closing....25
SECTION 6.02.     Notification and Consultation.............................27
SECTION 6.03.     Access to Information.....................................27
SECTION 6.04.     Confidential Disclosure...................................28
SECTION 6.05.     Non-Competition; Non-Solicitation.........................29
SECTION 6.06.     Use of Covance's Names....................................29
SECTION 6.07.     Insurance Coverage........................................29
SECTION 6.08.     Intercompany Indebtedness.................................30
SECTION 6.09.     Covance Guarantees........................................30
SECTION 6.10.     Regulatory and Other Authorizations.......................30
SECTION 6.11.     Redemption of Company Stock Options.......................31
SECTION 6.12.     Transition Services.......................................31
SECTION 6.13.     Acquisition of the Remaining Shares.......................32
SECTION 6.14.     Further Action; Best Efforts..............................32

                          ARTICLE VII EMPLOYEE MATTERS

SECTION 7.01.     Employment................................................32
SECTION 7.02.     Benefits..................................................32
SECTION 7.03.     Employee Visas............................................34
SECTION 7.04.     Cooperation...............................................34

                            ARTICLE VIII TAX MATTERS

SECTION 8.01.     Indemnity.................................................34
SECTION 8.02.     Tax Covenants.............................................35
SECTION 8.03.     Returns and Payments......................................35
SECTION 8.04.     Filing of Amended Tax Returns.............................36
SECTION 8.05.     Refunds and Credits.......................................36
SECTION 8.06.     Contests..................................................36
SECTION 8.07.     Time of Payment...........................................37
SECTION 8.08.     Cooperation and Exchange of Information...................37
SECTION 8.09.     Conveyance Taxes..........................................38
SECTION 8.10.     Miscellaneous.............................................38

                      ARTICLE IX CONDITIONS TO THE CLOSING

SECTION 9.01.     Conditions to the Obligations of Covance..................38
SECTION 9.02.     Conditions to the Obligations of the Purchaser............39

                            ARTICLE X INDEMNIFICATION

SECTION 10.01.    Survival..................................................39
SECTION 10.02.    Indemnification by Covance................................40
SECTION 10.03.    Indemnification by the Purchaser..........................40
SECTION 10.04.    Limits on Indemnification.................................40
SECTION 10.05.    Notice and Defense of Claims..............................41
SECTION 10.06.    Tax Matters...............................................41
SECTION 10.07.    Exclusive Remedies........................................42

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                        ARTICLE XI TERMINATION AND WAIVER

SECTION 11.01.    Termination...............................................42
SECTION 11.02.    Effect of Termination.....................................42
SECTION 11.03.    Waiver....................................................42

                         ARTICLE XII GENERAL PROVISIONS

SECTION 12.01.    Expenses..................................................43
SECTION 12.02.    Currency..................................................43
SECTION 12.03.    Notices...................................................43
SECTION 12.04.    Public Announcements......................................44
SECTION 12.05.    Headings..................................................44
SECTION 12.06.    Severability..............................................44
SECTION 12.07.    Entire Agreement..........................................44
SECTION 12.08.    Assignment................................................44
SECTION 12.09.    No Third Party Beneficiaries..............................44
SECTION 12.10.    Amendment.................................................44
SECTION 12.11.    Time of Date..............................................45
SECTION 12.12.    Governing Law.............................................45
SECTION 12.13.    Waiver of Jury Trial......................................45
SECTION 12.14.    Counterparts..............................................45
SECTION 12.15.    Specific Performance......................................45
SECTION 12.16.    Purchaser and Designated Affiliates and Subsidiaries......45

            STOCK PURCHASE AGREEMENT, dated as of April 23, 2001, between COVANCE INC., a Delaware corporation ("Covance"), and AKZO NOBEL INC., a Delaware corporation (the "Purchaser").

                             W I T N E S S E T H:
                             - - - - - - - - - -

            WHEREAS, Covance Biotechnology Services Inc. (the "Company") is engaged in manufacturing recombinant proteins for biotechnology and pharmaceutical clients in preclinical, clinical and commercial scale quantities, and providing other related biopharmaceutical services (the "Business");

            WHEREAS, as of the date of this Agreement, Covance owns 76,000 shares of Series A Preferred Stock and 1,930 shares of Common Stock;

            WHEREAS, Covance holds an option to acquire the remaining shares of Common Stock, which option Covance has exercised;

            WHEREAS, as of the Closing, Covance will own 76,000 shares of Series A Preferred Stock (the "Preferred Shares") and 24,000 shares of Common Stock (the "Common Shares"), representing all of the issued and outstanding shares of capital stock of the Company (the Preferred Shares and the Common Shares together referred to herein as the "Shares");

            WHEREAS, Covance desires to sell the Shares to the Purchaser and the Purchaser desires to purchase all, but not less than all, of the Shares from Covance upon the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Covance and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Account Balance" has the meaning specified in Section 7.02(d).

            "Acquires Covance" means any transaction pursuant to which (i) following such transaction, the shareholders of Covance (who were shareholders immediately prior to the consummation of such transaction) own less than 50% of the voting stock of the surviving corporation, (ii) any Person acquires all or substantially all of the consolidated assets of Covance, or (iii) any Person not currently affiliated with Covance obtains the right to elect a majority of the Board of Directors of Covance or any successor entity.

            "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

            "Actual EBIT Amount" means the amount of EBIT earned by the Company during the Hold-Back Period, determined on the basis of the Unaudited Statement of Operations, excluding the effect of any bonus payments paid to the Company Employees or any bonus accruals (other than pursuant to Section 7.02(f)(i) of the Disclosure Schedule), and as adjusted as may be necessary to exclude any impact on EBIT resulting from the accounting treatment of the Purchaser's purchase of the Shares pursuant to this Agreement, including, without limitation, any change in the Company's capital structure.

            "Adjustment Notice" has the meaning specified in Section 2.09.

            "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

            "Agents" shall mean such party's directors, officers, employees, representatives and affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended).

            "Agreement" or "this Agreement" means this Stock Purchase Agreement, dated as of April 23, 2001, between Covance and the Purchaser (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 12.10.

            "Benefit Plans" has the meaning specified in Section 4.15(a).

            "Business" has the meaning specified in the recitals to this Agreement.

            "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

            "Business Plan" has the meaning specified in Section 2.10.

            "CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act.

            "Closing" has the meaning specified in Section 2.04.

            "Closing Date" has the meaning specified in Section 2.04.

            "Closing Balance Sheet" has the meaning specified in Section 2.08.

            "Closing Intercompany Indebtedness" has the meaning specified in
Section 2.09.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Common Shares" has the meaning specified in the recitals to this Agreement.

            "Common Stock" has the meaning specified in Section 4.02.

            "Company" has the meaning specified in the recitals to this Agreement.

            "Company Employee" means any person actively employed by the Company, including persons who are on vacation leave, and any other employee who has a statutory right to be re-employed by the Company upon the termination of short-term disability leave or any other leave of absence.

            "Company Information" means all non-public information of the Company including without limitation all technical and proprietary information, customer lists, marketing surveys, validation protocols, standard operating procedures, patent applications, batch records, process descriptions and similar know-how; Company Information shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by Covance or its Agents, or (ii) becomes available to Covance on a non-confidential basis from a source other than the Purchaser or the Company, or any of their respective Agents, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Covance or the Company.

            "Company NOL" means the unexpired regular Tax net operating loss for U.S. federal income tax purposes of (or attributable to) the Company as of the close of business on the last day of the taxable period ending on the Closing Date (after giving effect to the sale of the Shares pursuant to this Agreement).

            "Company Pension Plan" has the meaning specified in Section 4.15.

            "Company Stock Option" has the meaning specified in Section 6.11.

            "Competing Service" has the meaning specified in Section 6.05.

            "Confidential Disclosure Agreement" has the meaning specified in
Section 6.04.

            "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal

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representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

            "Covance" has the meaning specified in the recitals to this Agreement.

            "Covance's Accountants" means Ernst & Young LLP, independent accountants of Covance.

            "Covance Bank Account" means a bank account to be designated by Covance in a written notice delivered to the Purchaser at least five Business Days prior to the Closing Date.

            "Covance DC Plan" has the meaning specified in Section 7.02.

            "Covance Indemnified Parties" has the meaning specified in Section 10.03.

            "Customer Contracts" means any contract, agreement or other arrangement pursuant to which the Company provides services in connection with the Business.

            "DC Plan Participants" has the meaning specified in Section 7.02.

            "DGCL" means the General Corporation Law of the State of Delaware.

            "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

            "Diversified Company" has the meaning specified in Section 6.05.

            "EBIT" means earnings before interest and taxes.

            "EBIT Escrow Amount" means an amount equal to 50% of the EBIT
Target.

            "EBIT Target" means the amount of EBIT expected to be earned by the Company during the Hold-Back Period; such amount shall be the aggregate of the EBIT amount (as set forth in Section 2.10 of the Disclosure Schedule) expected for each month in the Hold-Back Period, provided, however that if the Closing Date is not the first day of the month in which the Closing occurs, the amount of EBIT expected for such month shall be the product of (i) EBIT expected for such month as set forth in Section 2.10 of the Disclosure Schedule, divided by the number of days in such month, and (ii) the number of days in the period beginning on the first day after the Closing Date and ending on the last day of the month in which the Closing occurs.

            "EEOC" has the meaning specified in Section 4.16.

            "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

            "Environmental Laws" means all present Federal, state and local laws, rules, statutes, codes, orders, ordinances, regulations, consent decrees and judgments, which are in effect on the date hereof relating to the protection of the environment (including but not limited to ambient air, surface water, ground water, land surface or subsurface strata, or health or safety matters as such relates to exposure to "hazardous waste" as defined by RCRA or "Hazardous Substance" as defined in CERCLA).

            "Environmental Liability" means any written claim or demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), damages (consequential or direct), loss or expense (including reasonable attorneys' fees and expenses) arising out of, relating to or resulting from any environmental matter or condition or health or safety matter as such relates to exposure to "hazardous waste" as defined in RCRA or

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

"Hazardous Substance" as defined by CERCLA, and related in any way to the Business, the assets or properties of the Company, the Company or this Agreement or its subject matter, in each case whether arising or incurred before, on or after the Closing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" has the meaning specified in Section 4.15.

            "Escrow Agent" means such escrow agent as is mutually agreed upon by the parties hereto.

            "Escrow Agreement" has the meaning specified in Section 2.11.

            "Escrow Fund" means the EBIT Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement.

            "Estimated Balance Sheet" has the meaning specified in Section 2.07.

            "Estimated Closing Net Worth" has the meaning specified in Section 2.07.

            "Estimated Intercompany Indebtedness" has the meaning specified in
Section 2.06.

            "Facility" has the meaning specified in Section 10.02.

            "Final Closing Net Worth" has the meaning specified in Section 2.09.

            "Final Determination" shall have the meaning set forth in Section 1313(a) of the Code for U.S. federal Tax matters and a similar meaning for relevant state, local or foreign Tax matters.

            "Financial Statements" has the meaning specified in Section 4.05.

            "Flex Plan" has the meaning specified in Section 7.02.

            "Flex Plan Participants" has the meaning specified in Section 7.02.

            "Governmental Authority" means any United States federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "Guaranty Agreements" means the Guaranty Agreement, dated as of December 31, 1996, by Covance, as guarantor, in favor of Nationsbanc Leasing Corporation, as amended by Amendment No. 1 to Guaranty Agreement, dated as of June 30, 1997, between Covance Inc. and Nationsbanc Leasing Corporation, and the Guaranty Agreement, dated as of December 31, 1996, by Covance, as guarantor, in favor of Nationsbanc Leasing Corporation of North Carolina, as amended by Amendment No. 1 to Guaranty Agreement, dated as of June 30, 1997, between Covance Inc. and Nationsbanc Leasing Corporation of North Carolina, and as further amended by Amendment No. 2 to Guaranty Agreement,dated as of April 20, 2001, between Covance Inc. and Banc of America Leasing & Capital, LLC (as successor in interest to Nationsbanc Leasing Corporation of North Carolina).

            "Hold-Back Adjustment Amount" has the meaning specified in Section 2.10.

            "Hold-Back Period" means the period of time beginning on the first day after the Closing Date and ending on December 31, 2001.

            "HSR Act" has the meaning specified in Section 3.04.

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

            "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person and (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases.

            "Indemnified Party" has the meaning specified in Section 10.05.

            "Indemnifying Party" has the meaning specified in Section 10.05.

            "Independent Accounting Firm" has the meaning specified in Section 2.08.

            "Intellectual Property" has the meaning specified in Section 4.12.

            "Intercompany Indebtedness" means all amounts owing from the Company to Covance or any of its Affiliates (other than the Company) pursuant to intercompany loans, as reflected in the line item "Due to Related Parties" on the Company's balance sheet.

            "Intercompany Services" means those material services provided by Covance to the Company listed on Section 4.19 of the Disclosure Schedule.

            "IRS" means the Internal Revenue Service of the United States.

            "Knowledge of the Company" means the actual knowledge of V. Bryan Lawlis, Jr., John H. Brown, William P. Keane, Charles T. White, Daniel S. Gold, Roger J. Lias, Kathlene L. Powell, Elaine W. Snowhill, Joseph T. McMahon, Charles C. Harwood Jr., Warren T. Meltzer, William E. Klitgaard, Frederick W. Wojtowicz, Christopher A. Kuebler and Bobba Venkatadri.

            "Law" means any federal, state or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law.

            "Leased Real Property" means the real property leased by the Company, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

            "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order.

            "Loss" has the meaning specified in Section 10.02.

            "Manufacturing Contract" means any Customer Contract pursuant to which the Company provides manufacturing services involving 2,000 liter scale for a period expected to be more than three months, and such services are provided at the Company's manufacturing facility in Research Triangle Park, North Carolina.

            "Material Adverse Effect" means any change in, or effect that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company, except for any such changes or effects arising out of or resulting from (a) an event or series of events or circumstances affecting (i) the pharmaceutical or biotechnology industries generally in any country in which the Company operates or (ii) the United States economy generally or the economy generally of any other country in which the Business operates, or (b) the sale or the proposed sale of the Company to the Purchaser or the announcement thereof, including, without limitation, any cancellation or termination (or any notification with respect thereto) of any Customer Contract, other than any Customer Contract which is terminated as a result of (A) a change of control provision contained in such contract or (B) a material breach of such Customer Contract by the Company.

            "Material Contracts" has the meaning specified in Section 4.11.

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

            "Minority Shareholders" means Richard Hawkins, Dr. Nona Niland and Dr. John Scarlett.

            "Net Worth" means, as of any date, the total assets minus the total liabilities of the Company, each as determined in accordance with U.S. GAAP in a manner consistent with the preparation of the Financial Statements, provided that for this purpose, any deferred tax asset, deferred tax liability and any valuation allowance associated with such tax assets or tax liabilities shall be excluded from the calculation of the Company's total assets and total liabilities.

            "NLRB" has the meaning specified in Section 4.16.

            "NOL Tax Claim" has the meaning specified in Section 8.06.

            "Owned Real Property" means the real property owned by the Company, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

            "Payment Due Date" has the meaning specified in Section 6.12.

            "Pension Plan" has the meaning specified in Section 4.15.

            "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days (unless being contested in good faith) and (ii) are not in excess of $10,000 in the case of a single property or $100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its present purposes.

            "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

            "Pre-Closing Tax Period" means all taxable periods (or portions thereof) that end on or before the Closing Date.

            "Post-Closing Tax Period" means all taxable periods (or portions thereof) that begin after the Closing Date.

            "Preferred Shares" has the meaning specified in the recitals to this Agreement.

            "Preferred Stock" has the meaning specified in Section 4.02.

            "Preserved Severance Amount" has the meaning specified in Section 7.02.

            "Proposed Transaction" has the meaning specified in Section 6.02.

            "Purchase Option" has the meaning specified in Section 6.09.

            "Purchase Price" has the meaning specified in Section 2.02.

            "Purchaser" has the meaning specified in the recitals to this Agreement.

            "Purchaser Benefit Plans" has the meaning specified in Section 7.02.

            "Purchaser DC Plan" has the meaning specified in Section 7.02.

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

            "Purchaser Indemnified Parties" has the meaning specified in Section 10.02.

            "Purchaser Information" means all non-public information furnished by the Purchaser or its Agents to Covance or its Agents before or after the date of this Agreement; provided Purchaser Information shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by Covance or its Agents, (ii) was available to Covance on a non-confidential basis prior to its disclosure by the Purchaser, or (iii) becomes available to Covance on a non-confidential basis from a source other than the Purchaser or the Company, or any of their respective Agents, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Covance or the Company.

            "Purchaser's Accountants" means KPMG, LLP, independent accountants of the Purchaser.

            "RCF Guaranty" means the Guaranty, dated August 29, 1997, by Covance in favor of NationsBank, N.A.

            "RCRA" means the federal Resource Conservation and Recovery Act or "Hazardous Substance" as defined in CERCLA.

            "Real Property" means the Leased Real Property and the Owned Real Property.

            "Reference Balance Sheet" means the audited balance sheet of the Company as of December 31, 2000, included as part of the Financial Statements.

            "Reference Net Worth" means $76,531,000, representing the Net Worth of the Company as reflected on the Reference Balance Sheet.

            "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

            "Restricted Period" has the meaning specified in Section 6.05.

            "Retained Names and Marks" has the meaning specified in Section
6.06.

            "Retention Program" means the retention program established by the Purchaser to retain Company Employees after the Closing Date that, subject to
Section 7.02(g), provides retention incentives on or prior to the second anniversary of the Closing Date, subject to the terms and conditions thereof.

            "Returns" has the meaning specified in Section 4.17.

            "Revolving Credit Agreement" means the Amended and Restated Revolving Credit Agreement, dated as of August 29, 1997, as amended, between the Company and Nationsbank, N.A.

            "Revolving Credit Facility" means all amounts owing by the Company under the Revolving Credit Agreement.

            "Sensus Contract" has the meaning specified in Section 4.21.

            "Series A Preferred Stock" has the meaning specified in Section
4.02.

            "Shares" has the meaning specified in the recitals to this Agreement.

            "Statement of Hold-Back Determination" has the meaning specified in
Section 2.10.

            "Straddle Period" has the meaning specified in Section 8.01.

            "Subsidiaries" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, is controlled by such specified Person.

            "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

            "Tax Claim" has the meaning specified in Section 8.06.

            "Tax Proceeding" shall mean any Tax audit, examination, controversy, litigation, or similar proceeding involving a Governmental or judicial authority.

            "Tax Retention Operating Leases" means the primary leases, dated as of June 30, 1995, as amended and supplemented, by and between Nationsbanc Leasing Corporation and the Company, covering the real property and equipment contained at the Company's biomanufacturing facility in Research Triangle Park, North Carolina.

            "Termination Date" has the meaning specified in Section 11.01.

            "Territory" has the meaning specified in Section 6.05.

            "Third Party Claims" has the meaning specified in Section 10.05.

            "Transaction Fees" means all costs and expenses incurred by the Company prior to the Closing for those services provided to the Company by its legal counsel, financial advisors and accountants in connection with the transactions contemplated by this Agreement.

            "Transition Period" has the meaning specified in Section 6.12.

            "Transition Service" and "Transition Services" has the meaning specified in Section 6.12.

            "Unaudited Statement of Operations" has the meaning specified in
Section 2.10.

            "U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

            "Welfare Plan" has the meaning specified in Section 4.15.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

            SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Covance shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from Covance, the Shares.

            SECTION 2.02. Purchase Price. Subject to the adjustments set forth in Sections 2.07, 2.09(a)(i) and (iii) and 2.10, the aggregate purchase price for the Shares shall be $103,918,000 (as may be adjusted pursuant to Sections 2.07, 2.09 and 2.10, the "Purchase Price").

            SECTION 2.03. Liabilities. On behalf of the Company, the Purchaser shall pay the following liabilities of the Company:

            (a) all Intercompany Indebtedness as of the Closing Date, to be paid in accordance with Sections 2.06(ii) and 2.09(a)(ii);

            (b) in the event that the Purchaser has not satisfied the conditions under Section 6.09(b), the amount necessary to satisfy in full the Revolving Credit Facility as of the Closing Date, to be paid at the Closing in accordance with Section 2.06(a)(iii);

            (c) in the event that the Purchaser is required pursuant to Section 6.09(c) to exercise the Purchase Option, all amounts required to be paid in connection with the exercise of the Purchase Option under Section 20.1A of each of the Tax Retention Operating Leases, to be paid in accordance therewith.

            SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time no later than five Business Days following the later to occur of the
(a) expiration or termination of all applicable waiting periods under the HSR Act, and (b) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article IX, or at such other place or at such other time or on such other date as Covance and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

            SECTION 2.05. Closing Deliveries by Covance. (a) At the Closing, Covance shall deliver to the Purchaser:

            (i) a receipt for the Purchase Price less the EBIT Escrow Amount;

            (ii) a receipt for the Estimated Intercompany Indebtedness;

            (iii) stock certificates evidencing the Shares duly endorsed by Covance in blank, or accompanied by stock powers duly executed by Covance in blank in proper form for transfer, with all necessary documentary or transfer tax stamps affixed thereto;

            (iv) the officer's certificate required by Section 9.02(c); and

            (v) the opinion of counsel required by Section 9.02(e).

            (b) If the Purchaser is required to repay the Revolving Credit Facility under Section 2.03(b), at the Closing, Covance shall deliver written notice to the Bank (as such term is defined in the Revolving Credit Agreement) to terminate in whole the Commitment (as such term is defined in the Revolving Credit Agreement) as of the Closing Date.

            SECTION 2.06. Closing Deliveries by the Purchaser. (a) At the Closing, the Purchaser shall:

            (i) pay the Purchase Price less the EBIT Escrow Amount by wire transfer in immediately available funds to the Covance Bank Account;

            (ii) pay the amount of the Intercompany Indebtedness as reflected on the Estimated Balance Sheet (the "Estimated Intercompany Indebtedness"), by wire transfer in immediately available funds to the Covance Bank Account;

            (iii) if required under Section 2.03(b), pay to Bank of America, N.A., formerly known as Nationsbank, N.A., the amount necessary to satisfy in full the Revolving Credit Facility as of the Closing Date;

            (iv) if required under Section 2.03(c), deliver to each Lessor (as defined in each Tax Retention Operating Lease) the election, on behalf of the Company, to exercise the Purchase Option;

            (v) the officer's certificate required by Section 9.01(c); and

            (vi) the opinion of counsel required by Section 9.01(d).

            (b) At the Closing, the Purchaser shall deliver to the Escrow Agent, in accordance with the Escrow Agreement, the EBIT Escrow Amount by wire transfer in immediately available funds to the accounts designated therefor in the Escrow Agreement.

            SECTION 2.07. Pre-Closing Adjustment of the Purchase Price. The Purchase Price shall be subject to adjustment before the Closing as specified in this Section 2.07:

            (a) Not less than five Business Days prior to the Closing Date, Covance shall deliver to the Purchaser an estimated balance sheet as of the Closing Date (the "Estimated Balance Sheet") based on a good faith estimate of the amount of each line item thereon, together with a certificate of an officer of Covance that the Estimated Balance Sheet was prepared on a basis consistent with the preparation of the Reference Balance Sheet.

            (b) The Purchase Price shall be adjusted as follows:

            (i) in the event that the Net Worth as reflected on the Estimated Balance Sheet (the "Estimated Closing Net Worth") exceeds the Reference Net Worth, then the Purchase Price shall be adjusted upward in an amount equal to such excess; and

            (ii) in the event that the Reference Net Worth exceeds the Estimated Closing Net Worth, then the Purchase Price shall be adjusted downward in an amount equal to such excess.

            SECTION 2.08. Closing Balance Sheet. (a) As promptly as practicable, but in any event within 90 calendar days following the Closing Date, Covance shall deliver to the Purchaser an audited balance sheet of the Company (the "Closing Balance Sheet"), together with a report thereon of Covance's Accountants that the Closing Balance Sheet fairly presents the financial position of the Company as of the Closing Date, effective immediately prior to the Closing, in conformity with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet and using the same accounting policies as applied in the Reference Balance Sheet. In addition, to assist the Purchaser's Accountants in their review of the Closing Balance Sheet, Covance shall use its reasonable best efforts to cause Covance's Accountants to make available to the Purchaser's Accountants all of the working papers of Covance's Accountants used in connection with the preparation of the Closing Balance Sheet and the report thereon, as well as the employees of Covance's Accountants that participated in the preparation and review of the Closing Balance Sheet; provided, however, that the Purchaser agrees to enter into such customary agreements as may be reasonably requested by Covance's Accountants with respect thereto.

            (b) The Closing Balance Sheet delivered by Covance to the Purchaser shall be deemed to be and shall be final, binding and conclusive on the parties hereto; provided, however, that the Purchaser may dispute any amounts reflected on the Closing Balance Sheet, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet and with the past practice of the Company and using the same accounting policies as applied in the Reference Balance Sheet; provided further, however, that the Purchaser shall have notified Covance in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty Business Days of the Purchaser's receipt of the Closing Balance Sheet and the report of Covance's Accountants referenced in Section 2.08(a). In the event of such a dispute, Covance and the Purchaser shall attempt to reconcile their differences in good faith. If Covance and the Purchaser are unable to reach a resolution to each disputed item within thirty Business Days after receipt by Covance of the Purchaser's written notice of dispute, Covance's Accountants and the Purchaser's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Covance's Accountants and the Purchaser's Accountants are unable to reach a resolution with such effect within thirty Business Days after receipt by Covance 's Accountants and the Purchaser's Accountants of a request to reconcile the differences of Covance and the Purchaser, Covance's Accountants and the Purchaser's Accountants shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to Covance and the Purchaser (such accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within thirty Business Days after such submission, determine and report to Covance and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on Covance and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between Covance and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. In acting under this Agreement, Covance's Accountants, the Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

            (c) The Closing Balance Sheet shall be deemed final for the purposes of Section 2.08 and Section 2.09 upon the earliest of (A) the failure of the Purchaser to notify Covance of a dispute within thirty Business Days of Covance's delivery of the Closing Balance Sheet to the Purchaser, (B) the resolution of all disputes, pursuant to Section 2.08(b), by Covance and the Purchaser, (C) the resolution of all disputes, pursuant to Section 2.08(b), by Covance's Accountants and the Purchaser's Accountants and (D) the resolution of all disputes, pursuant to Section 2.08(b), by the Independent Accounting Firm.

            (d) The Purchaser agrees that following the Closing through the date that payment, if any, is made pursuant to Section 2.09, it will not take any actions with respect to any accounting books, records, policy or procedure on which the Closing Balance Sheet is to be based that would make it impossible or impracticable to calculate Net Worth in the manner and utilizing the methods required hereby.

            SECTION 2.09. Post-Closing Adjustments. (a) Upon the Closing Balance Sheet being deemed final, certain adjustments shall be made as follows:

            (i) Purchase Price. The Purchase Price shall be adjusted as follows:

                  (A) in the event that the Estimated Closing Net Worth exceeds the Net Worth as reflected on the Closing Balance Sheet (the "Final Closing Net Worth"), then the Purchase Price shall be adjusted downward in an amount equal to such excess, and such amount shall be payable by Covance to the Purchaser; or

                  (B) in the event that the Final Closing Net Worth exceeds the Estimated Closing Net Worth, then the Purchase Price shall be adjusted upward in an amount equal to such excess, and such amount shall be payable by the Purchaser to Covance.

            (ii)  Intercompany Indebtedness.

                  (A) In the event that the Estimated Intercompany Indebtedness exceeds the Intercompany Indebtedness as reflected on the Closing Balance Sheet (the "Closing Intercompany Indebtedness"), then an amount equal to such excess shall be payable by Covance to the Purchaser; or

                  (B) in the event that the Closing Intercompany Indebtedness exceeds the Estimated Intercompany Indebtedness, then an amount equal to such excess shall be payable by the Purchaser, on behalf of the Company, to Covance.

            (iii) Retention Program.

                  (A) If no Retention Program has been implemented by the Purchaser by the date on which the Closing Balance Sheet is deemed final, the Purchase Price shall be adjusted upward in an amount equal to $2 million, and such amount shall be payable by the Purchaser to Covance; or

                  (B) If a Retention Program has been implemented by the Purchaser by the date on which the Closing Balance Sheet is deemed final, and the aggregate value to the Company Employees under such Retention Program is less than $4 million, the Purchase Price shall be adjusted upward in an amount equal to 50% of the excess of $4 million over such value, and such adjusted amount shall be payable by the Purchaser to Covance.

            (b) Within three Business Days of the Closing Balance Sheet being deemed final, Covance shall deliver written notice to the Purchaser (the "Adjustment Notice") specifying the aggregate amount payable by the Purchaser to Covance, or by Covance to the Purchaser, as the case may be, under Section 2.09(a).

            (c) All amounts payable under Section 2.09(a) to Covance and the Purchaser shall be set off against each other and the aggregate remaining amount shall be paid to either Covance or the Purchaser, as the case may be, as follows:

            (i) any amounts payable by Covance to the Purchaser under Section 2.09(a) shall be set off against any amounts payable by the Purchaser to Covance under Section 2.09(a), and the aggregate amount payable by Covance to the Purchaser after such set-off, if any, shall be paid by Covance to the Purchaser within five Business Days of the Closing Balance Sheet being deemed final, by wire transfer in immediately available funds, as directed by the Purchaser; or

            (ii) any amounts payable by the Purchaser to Covance under Section 2.09(a) shall be set off against any amounts payable by Covance to the Purchaser under Section 2.09(a), and the aggregate amount payable by the Purchaser to Covance after such set-off, if any, shall be paid by the Purchaser to Covance within five Business Days of the Purchaser's receipt of the Adjustment Notice, by wire transfer in immediately available funds, as directed by Covance.

            SECTION 2.10. Hold-Back. (a) As promptly as practicable, but in any event within 20 calendar days following the end of the Hold-Back Period, the Purchaser shall deliver to Covance (i) an unaudited statement of operations of the Company for the Hold-Back Period (the "Unaudited Statement of Operations"), together with a certificate of an officer of the Purchaser certifying that the Unaudited Statement of Operations fairly presents the financial position of the Company for the Hold-Back Period in conformity with U.S. GAAP applied on a basis consistent with the preparation of the Financial Statements and using the same accounting policies as applied in the Financial Statements and (ii) a statement (the "Statement of Hold-Back Determination") that specifies the Actual EBIT Amount and the calculation for such amount, together with a certificate of an officer of the Purchaser that the Actual EBIT Amount was calculated in accordance with this Agreement . In addition, to assist Covance and Covance's Accountants in their review of the Unaudited Statement of Operations and the Statement of Hold-Back Determination, the Purchaser shall provide Covance and Covance's Accountants access to the accounting books and records of the Company for the Hold-Back Period.

            (b) The Unaudited Statement of Operations and the Statement of Hold-Back Determination delivered by the Purchaser to Covance shall be deemed to be and shall be final, binding and conclusive on the parties hereto; provided, however, that Covance may dispute any amounts reflected on the Unaudited Statement of Operations and the Statement of Hold-Back Determination, but only on the basis that the amounts reflected on the Unaudited Statement of Operations were not arrived at in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Financial Statements and with the past practice of the Company, using the same accounting policies as applied in the Financial Statements, and/or that the Actual EBIT Amount was not calculated as required under the definition of "Actual EBIT Amount" under this Agreement; provided further, however, that Covance shall have notified the Purchaser in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty Business Days of Covance's receipt of the Unaudited Statement of Operations and the Statement of Hold-Back Determination. In the event of such a dispute, Covance and the Purchaser shall attempt to reconcile their differences in good faith. If Covance and the Purchaser are unable to reach a resolution to each disputed item within thirty Business Days after receipt by the Purchaser of Covance's written notice of dispute, the Purchaser's Accountants and Covance's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Covance's Accountants and the Purchaser's Accountants are unable to reach a resolution with such effect within thirty Business Days after receipt by Covance's Accountants and the Purchaser's Accountants of a request to reconcile the differences of Covance and the Purchaser, Covance's Accountants and the Purchaser's Accountants shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within thirty Business Days after such submission, determine and report to Covance and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on Covance and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between Covance and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. In acting under this Agreement, Covance's Accountants, the Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

            (c) The Unaudited Statement of Operations and the Statement of Hold-Back Determination shall be deemed final for the purposes of this Section
2.10 upon the earliest of (A) the failure of Covance to notify the Purchaser of a dispute within thirty Business Days of the Purchaser's delivery of the Unaudited Statement of Operations and the Statement of Hold-Back Determination to Covance, (B) the resolution of all disputes, pursuant to Section 2.10(b), by Covance and the Purchaser, (C) the resolution of all disputes, pursuant to
Section 2.10(b), by Covance's Accountants and the Purchaser's Accountants and
(D) the resolution of all disputes, pursuant to Section 2.10(b), by the Independent Accounting Firm.

            (d) Within three Business Days of the Unaudited Statement of Operations and the Statement of Hold-Back Determination being deemed final, a Purchase Price adjustment shall be made as follows:

            (i) in the event that the EBIT Target exceeds the Actual EBIT Amount as reflected on the final Statement of Hold-Back Determination, then the Purchase Price shall be adjusted downward in an amount equal to 50% of such excess (the "Hold-Back Adjustment Amount"), and Covance and the Purchaser shall jointly deliver written notice to the Escrow Agent specifying the amount of such Hold-Back Adjustment Amount, and the Escrow Agent shall, within three Business Days of its receipt of such notice and in accordance with the terms of the Escrow Agreement, pay such amount, together with any interest accrued thereon, to the Purchaser out of the Escrow Fund by wire transfer in immediately available funds. In the event that the amount of the Escrow Fund exceeds the amount of the Hold-Back Adjustment Amount, then the Escrow Agent shall, immediately after payment of the Hold-Back Adjustment Amount to the Purchaser, transfer the remaining amount of funds in the Escrow Fund to Covance.

            (ii) in the event that the Actual EBIT Amount as reflected on the final Statement of Hold-Back Determination, exceeds the EBIT Target, then there shall be no adjustment to the Purchase Price, and Covance and the Purchaser shall jointly deliver written notice to the Escrow Agent that no adjustment is required and the Escrow Agent shall, within three Business Days of its receipt of such notice and in accordance with the terms of the Escrow Agreement, transfer all funds in the Escrow Fund to Covance by wire transfer in immediately available funds.

            (e) The Purchaser agrees that following the Closing through the date that payment, if any, is made pursuant to Section 2.10, it will not take any actions with respect to any accounting books, records, policy or procedure on which the Unaudited Statement of Operations are to be based that would make it impossible or impracticable to calculate the Actual EBIT Amount in the manner and utilizing the methods required hereby.

            (f) The Purchaser agrees that during the Hold-Back Period the Company shall operate the Business in a manner consistent with the Company's business plan for 2001, attached at Section 2.10(f) of the Disclosure Schedule (the "Business Plan") (other than with respect to capital expenditures), including, without limitation, with respect to employee compensation, staffing levels, and customer relationships; provided, however, that any capital expenditures or commitments for any capital expenditures made by the Company during the Hold-Back Period in excess of the budget for such expenditures as set forth in the Business Plan shall not be counted for purposes of determining the Actual EBIT Amount.

            SECTION 2.11. Escrow. Prior to the Closing, Covance and the Purchaser shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit 2.11 (the "Escrow Agreement"). In accordance with the terms of the Escrow Agreement, at the Closing, the Purchaser shall deposit the EBIT Escrow Amount to be managed and paid out by the Escrow Agent in accordance with this Agreement and the terms of the Escrow Agreement. All interest income on the EBIT Escrow Amount shall be paid in accordance with the Escrow Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         OF COVANCE REGARDING THE SHARES

            Covance hereby represents and warrants to the Purchaser as follows:

            SECTION 3.01. Organization, Qualification and Authority of Covance. Covance is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Covance, and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of Covance enforceable against Covance in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

            SECTION 3.02. Title to the Shares. As of the date of this Agreement, Covance owns 76,000 shares of Series A Preferred Stock and 1,930 shares of Common Stock, free and clear of all Encumbrances. As of Closing, Covance will own all of the Preferred Shares and all of the Common Shares, representing all of the issued and outstanding capital stock of the Company. Upon the Closing, the Purchaser will acquire from Covance good and marketable title to, and record and beneficial ownership of, the Shares, free and clear of all Encumbrances, other than any Encumbrances created by or or behalf of the Purchaser.

            SECTION 3.03. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained and all filings and notifications listed in Section 3.04 of the Disclosure Schedule have been made, except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by Covance, do not and will not (a) violate or conflict with the charter or By-laws (or similar organizational documents) of Covance, or (b) except as would not result in a Material Adverse Effect, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Covance.

            SECTION 3.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Covance do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as described in Section 3.04 of the Disclosure Schedule, (ii) the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Covance from performing any of its material obligations under this Agreement, and would not result in a Material Adverse Effect, (iv) and as may be necessary as a result of facts or circumstances relating solely to the Purchaser.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                        OF COVANCE REGARDING THE COMPANY

            Covance hereby represents and warrants to the Purchaser as follows:

            SECTION 4.01. Organization, Qualification and Authority of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to carry on its business as now conducted and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that any failure to be so licensed or qualified would not result in a Material Adverse Effect.

            (b) Complete and correct copies of the Certificate of Incorporation and Bylaws of the Company have been delivered to the Purchaser. There has been no change in such Certificate of Incorporation or Bylaws since the delivery of such copies thereof to the Purchaser, and each of such documents is in full force and effect. The minute books of the Company, as made available to the Purchaser, in all material respects accurately and fairly reflect all meetings of, and contain true and complete originals of all written consents in lieu of meetings executed by, the Board of Directors (and all committees thereof) and shareholders of the Company, except with respect to meetings of the Board of Directors related solely to the transactions contemplated hereby. The stock certificate books and stock records of the Company, as made available to the Purchaser, are true and complete. The signatures appearing in such minute books, stock certificate books and stock records are the genuine signatures of the persons purporting to have signed them. The Company does not have, and has never had, any subsidiaries. The Company does not directly or indirectly own or control or have any capital, participating or other equity interest in any Person. The Company is not a successor to all or part of any business of any other Person.

            SECTION 4.02. Capital Stock and Ownership of the Company. The authorized capital stock of the Company consists of 100,000 shares of common stock, no par value, of the Company ("Common Stock") and 200,000 shares of preferred stock, no par value, of the Company ("Preferred Stock"), of which 100,000 shares of Preferred Stock are designated shares of Series A Preferred Stock ("Series A Preferred Stock"). As of the date hereof, (i) 24,000 shares of Common Stock and 76,000 shares of Series A Preferred Stock, are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and
(ii) 2,220 shares of Common Stock are reserved for issuance pursuant to stock options granted pursuant to Company Stock Option agreements. Set forth on
Section 4.02 of the Disclosure Schedule is a list of all Persons that own, beneficially and of record, any Shares, and the number of each class of Shares owned by each such Person, as of the date hereof. Except for the Common Shares and the Preferred Shares, no shares of capital stock of the Company are issued or outstanding. None of the issued and outstanding shares of Common Stock or Series A Preferred Stock were issued in violation of any preemptive rights. Except as set forth in Section 4.02 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any additional shares of capital stock of, or other equity interest in, the Company. The Shares constitute all of the issued and outstanding capital stock of the Company.

            SECTION 4.03. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained and all filings and notifications listed in Section 3.04 of the Disclosure Schedule have been made, except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by Covance, do not and will not (with the giving of notice or passage of time or both) (a) violate or conflict with the charter or By-laws (or similar organizational documents) of the Company, (b) conflict with or violate in any material respect any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company, the Business or by which any of the material assets or properties of the Company are bound or affected or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Encumbrance on any of the material assets or properties of the Company, pursuant to, any note, bond, mortgage or indenture, Material Contract, or material permit, franchise or other material instrument or arrangement to which the Company is a party or by which any of the material assets (excluding contracts that are not Material Contracts) or properties of the Company is bound or affected.

            SECTION 4.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Covance do not and will not, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as provided in Section 3.04, and (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Company from performing any of its material obligations under this Agreement, and would not result in a Material Adverse Effect.

            SECTION 4.05. Financial Information. The Company has delivered to the Purchaser true and complete copies of the audited balance sheet of the Company for the fiscal years ended 1999 and 2000 and the related audited statements of income and cash flows, together with all related notes and schedules thereto (all such financial statements, including the Reference Balance Sheet, being the "Financial Statements", attached hereto as Exhibit 4.05). The Financial Statements (i) present fairly in all material respects the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, and (ii) were prepared in accordance with U.S. GAAP applied on a basis consistent with past practice of the Company. The amounts for administrative costs set forth in the first paragraph of footnote 10 to the Financial Statements represent the good faith estimate of the Company of the actual costs and expenses of all Intercompany Services as if the Company were a stand-alone entity. The aggregate amount payable to acquire the property subject to the Tax Retention Operating Leases and satisfy all of the Company's obligations thereunder in connection with such acquisition, pursuant to the exercise of the purchase option under Section 20.1A of each Tax Retention Operating Lease, will be approximately $49,046,034 on June 30, 2001.

            SECTION 4.06. Absence of Undisclosed Liabilities. There are no Liabilities of the Company, except (i) Liabilities described in Section 4.06 of the Disclosure Schedule or otherwise disclosed in the Disclosure Schedule or this Agreement, (ii) Liabilities reflected or reserved against in the Financial Statements or the notes thereto, (iii) Liabilities with respect to matters otherwise addressed by any of the representations, warranties, covenants or agreements made by the Company in this Agreement, (iv) Liabilities under this Agreement or any document entered into in connection herewith or therewith and
(v) Liabilities incurred in the ordinary course of business since the date of the Reference Balance Sheet, and (iv) Liabilities which, individually or in the aggregate, would not result in a Material Adverse Effect.

            SECTION 4.07. Absence of Certain Changes, Events and Conditions. Except as disclosed in Section 4.07 of the Disclosure Schedule and except for the transactions contemplated by this Agreement, to the knowledge of the Company, since December 31, 2000 up to and including the date of this Agreement, the Company has conducted its business and operated and maintained its properties and assets in the ordinary course of business and consistent with past practice, and there has not been:

            (i) any Material Adverse Effect;

            (ii) any damage, destruction, loss or casualty to any property or assets of the Company that are material to the operations or business of the Company, whether or not covered by insurance;

            (iii) any redemption or other acquisition by the Company of any of the capital stock of the Company or any split, combination or reclassification of shares of capital stock declared or made by the Company;

            (iv) any increase in compensation payable or benefits to directors, executive officers or key employees of the Company, unless in the ordinary course of business and consistent with past practice;

            (v) any extraordinary losses suffered;

            (vi) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance;

            (vii) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since December 31, 2000;

            (viii) any single capital expenditure or commitment in excess of $50,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $100,000 (on a consolidated basis) for additions to property or equipment;

            (ix) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business and consistent with past practice;

            (x) written down the value of any asset or investment on the Company's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice;

            (xi) any change in any method of accounting or accounting practice by the Company, except for such changes required by reason of changes in U.S. GAAP;

            (xii) cancellation of any debts or waiver of any claims or rights in excess of $25,000, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) in excess of $25,000, except, in each such case, in transactions in the ordinary course of business and consistent with past practice; or

            (xiii) any agreement to do any of the foregoing.

            SECTION 4.08. Litigation. Except as set forth in Section 4.08 of the Disclosure Schedule, (a) there are no claims, actions, proceedings or investigations pending against the Company or any of the assets or properties of the Company or before any Governmental Authority and (b) neither the Company nor the assets or properties of the Company is subject to any Governmental Order, in either case involving claims or amounts in excess of $100,000. The matters listed on Section 4.08 of the Disclosure Schedule would not reasonably be expected in the aggregate to have a Material Adverse Effect.

            SECTION 4.09. Compliance with Laws. The Company has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory officers and bodies necessary to carry on its business as now being conducted, to own or hold under lease the material properties and assets it owns or holds under lease and to perform all of its material obligations under the material agreements to which it is a party. The Company is in compliance in all material respects with all applicable Laws of any country, state or municipality of or any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of property or any part thereof are subject.

            SECTION 4.10. Environmental Matters. Except as set forth in Section
4.10 of the Disclosure Schedule, to the knowledge of the Company,

            (i) the Company has all material permits, licenses and approvals necessary to conduct its business operations (and has timely applied for renewal of same);

            (ii) the Company is conducting, and for the past five years has continuously conducted, its business operations in material compliance with all Environmental Laws and any permits, licenses or approvals issued thereunder;

            (iii) the Company has provided the Purchaser with all notices of actual or potential violations, liens, complaints, notice letters, suits or orders relating to Environmental Laws for the past five years that are or could be material, as well as copies of settlement agreements which impose material obligations upon the Company as of the date of this Agreement arising out of, or relating to, Environmental Laws;

            (iv) in the conduct of its business operations, the Company has not utilized and does not utilize any surface impoundments, landfills or underground or aboveground storage tanks used for the purpose of storage or disposal of material quantities of petroleum products, hazardous waste as defined by RCRA, or other substances regulated under Environmental Laws; and

            (v) neither the Company, its officers or agents, or its tenants or lessees, nor any other person has placed or disposed on the Real Property material quantities or concentrations of petroleum products or fractions thereof, material quantities or concentrations of hazardous waste as defined in RCRA, or material quantities or concentrations of Hazardous Substances as defined in CERCLA, nor have material quantities or concentrations of such materials leaked or migrated onto property owned or leased by the Company from any other source.

            SECTION 4.11. Material Contracts. (a) Section 4.11(a) of the Disclosure Schedule lists the following contracts, commitments and agreements (each a "Material Contract", and collectively the "Material Contracts") in effect as of the date of this Agreement to which the Company is a party or to which any of its properties or assets are subject:

            (i) any contract or agreement under which (A) the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $25,000, or (B) the Company has granted a security interest or lien on any of its material assets or properties, whether tangible or intangible, to secure such Indebtedness;

            (ii) any Customer Contract which is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of such contract;

            (iii) any contract or agreement to purchase or lease (as lessee or lessor) real property involving an annual expense in excess of $25,000 that is not cancelable without penalty or further payment upon 90 or fewer calendar days' notice;

            (iv) any distribution or supply contract (other than purchase orders in the ordinary course of business) under which the Company purchases products or services relating to the Business involving total annual payments in excess of $25,000;

            (v) any contract or agreement between Covance or an Affiliate of Covance (not including the Company), on the one hand, and the Company, on the other hand;

            (vi) any contract or agreement establishing any joint venture, strategic alliance, or other collaboration;

            (vii) all agreements or outstanding purchase orders relating to capital expenditures involving total payments to be made of more than $100,000;

            (viii) any contract or agreement with a term of one year or more (A) for the employment of any person pursuant to which such person is entitled to receive base compensation in excess of $100,000 on an annual basis, or
      (B) for agency, consulting, management or similar services involving annual payments in excess of $100,000;

            (ix) any contract or agreement with any present or former officer, director or stockholder of the Company;

            (x) any contract or agreement giving a power of attorney (whether revocable or irrevocable) to any person (other than any person who is an employee of the Company) for any purpose whatsoever;

            (xi) any contract or agreement relating to the acquisition of any business or all or any substantial part of the assets of any Person (other than the sale of the Shares as contemplated hereunder), relating to any partnership, joint venture or other similar arrangement, relating to the disposition of any assets (other than assets in the ordinary course of business) or granting to any person any preferential rights or any option to purchase or lease any assets (other than in the ordinary course of business), or relating to any other similar transaction which in any such case is not fully performed or pursuant to which any party continues to have rights or liabilities (under indemnity clauses, provisions concerning the survival of claims or otherwise), including any open arrangements for third parties to act as finder or broker with respect to any significant transaction;

            (xii) any contract or agreement not in the ordinary course of business relating to noncompetition or similar matters;

            (xiii) any contract or agreement relating to the licensing or sublicensing (either as licensor or licensee) or purchase or sale of Intellectual Property, other than any Intellectual Property licensed by the Company under a Customer Contract, and other than shrink-wrapped Intellectual Property;

            (xiv) any contract or agreement pursuant to which any letters of credit or performance bonds have been or are required to be delivered by or on behalf of the Company;

            (xv) all other contracts and agreements not otherwise described in this Section 4.11(a), the breach, violation or termination of which, or default under, would result in a Material Adverse Effect.

            (b) Except as disclosed in Section 4.11(b) of the Disclosure Schedule, (i) the Company is not in breach, violation or default under the terms of any Material Contract or in the payment of any principal of or interest on any Indebtedness, except for breaches, violations or defaults which, individually or in the aggregate, would not result in a Material Adverse Effect,
(ii) to the knowledge of the Company, no counterparty to any Material Contract is in default thereunder, except to the extent that such default would not result in a Material Adverse Effect, (iii) the Company has not given any written notice, nor received any written notice, of breach, violation or default to or from any Person with respect to any Material Contract.

            (c) Each Material Contract is a valid agreement, arrangement or commitment of the Company, enforceable against the Company and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Law affecting creditors' rights generally. The Company has made available to the Purchaser true and complete copies of all of the Material Contracts, including all amendments thereto.

            SECTION 4.12. Intellectual Property. (a) Except as described in
Section 4.12(a) of the Disclosure Schedule, the Company holds or has a right to hold, all right, title and interest to, or licenses or sublicenses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information that are used in the business of the Company as currently conducted (the "Intellectual Property"), and the consummation of the transactions contemplated hereby will not materially alter or impair any such rights.

            (b) Section 4.12(b) of the Disclosure Schedule sets forth a correct and complete list of:

            (i) all patents, patent applications, trademarks and service marks and corresponding registrations and applications for registration thereof, trade names, copyrights and corresponding registrations and applications for registrations thereof owned by the Company; and

            (ii) all patents, trademarks, trade names and copyrights, technology and processes which are used by the Company pursuant to a license or other right granted by a third party (other than licenses of commercial off-the-shelf and shrink-wrap computer software, and click-wrap agreements).

            (c) Except as described in Section 4.12(c) of the Disclosure Schedule, no claim, action, suit or proceeding against the Company has been made or is pending or, to the knowledge of the Company, threatened in writing, and the Company has received no written notice of any such claim, action suit or proceeding in connection with the operation of the Company's business or any of the material assets and properties of the Company, either (i) based upon, challenging or seeking to deny or restrict the use of any of the Intellectual Property in the operation of the Company's business, or (ii) alleging that any of the Company's activities, services provided or products manufactured or sold, or Intellectual Property used, are being conducted, provided, manufactured, sold or used in violation of any intellectual property rights of any third person.

            (d) Except as described in Section 4.12(d) of the Disclosure Schedule, (i) to the knowledge of the Company, there are no third person's intellectual property rights that infringe upon the Intellectual Property, or any Intellectual Property or any product or service sold by the Company that violates or infringes upon any intellectual property right owned by, or other right of, a third person, and (ii) there are no pending claims or charges brought by the Company against any Person with respect to the use of any Intellectual Property or the enforcement of any of the Company's rights relating to the Intellectual Property.

            SECTION 4.13. Real Property. (a) Section 4.13(a) of the Disclosure Schedules contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property. Except as described in Section 4.13 (a) of the Disclosure Schedule, the Company has good, valid and marketable title to the Owned Real Property free and clear of all Encumbrances other than Permitted Encumbrances.

            (b) Section 4.13(b) of the Disclosure Schedule contains a complete and correct list of all Leased Real Property setting forth the address, landlord, tenant and subtenant of each parcel of Leased Real Property. Except as set forth in Section 4.13(b) of the Disclosure Schedule, the leases and subleases for the Leased Real Property are legal, valid, binding, enforceable and in full force and effect and each represents the entire agreement between the respective landlord and tenant or tenant and sub-tenant, as the case may be, with respect to such property, and will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a material breach or default under such lease or sublease or otherwise give the landlord or subtenant a right to terminate such lease or sublease. Neither the Company nor, to the knowledge of the Company, any other party to such lease or sublease is in breach or default in any material respect of such lease or sublease, and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time would constitute such a material breach or default or permit termination, modification or acceleration under such lease or sublease.

            (c) Except as described in Section 4.13(c) of the Disclosure Schedule, to the knowledge of the Company, there is no material violation of any Law (including, without limitation, any building, planning or zoning Law) relating to any of the Real Property. No material improvements constituting a part of the Real Property encroach on real property not owned or leased by the Company to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements. The Real Property is (i) in all material respects adequate for the uses for which it is currently used by the Company, (ii) not the subject of any pending, condemnation, eminent domain or inverse condemnation, (iii) in all material respects in compliance with all restrictions of record and other recorded Liens, and (iv) not the subject of any contract or other restrictions of any nature whatsoever (other restrictions of record) to which the Company is a party other than the leases pertaining thereto set forth in Section 4.13(b) of the Disclosure Schedule.

            SECTION 4.14. Assets. (a) Except as disclosed in Section 4.14 of the Disclosure Schedule, the Company owns, leases or has the legal right to use all the material assets and properties used or intended to be used in the business of the Company as currently conducted or otherwise owned, leased or used by the Company, free and clear of all Encumbrances other than Permitted Encumbrances.

            (b) The material assets and properties of the Company constitute all the material properties, assets and rights currently used in the conduct of the business of the Company.

            SECTION 4.15. Employee Benefit Matters. (a) Section 4.15(a) of the Disclosure Schedule contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA, hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan"), stock option, stock purchase, stock appreciation right, incentive, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company or any other person or entity that, together with the Company is treated as a single employer under Section 414(b),
(c), (m) or (o) of the Code (each an "ERISA Affiliate") for the benefit of any present or former officers, employees, directors or independent contractors of the Company (all the foregoing being herein called "Benefit Plans"). The Company has delivered to the Purchaser true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required by applicable law and (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan.

            (b) Each Benefit Plan has been administered in all respects in accordance with its terms. The Company and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the Code. Except as disclosed in Section 4.15(b) of the Disclosure Schedule, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and to the knowledge of the Company there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

            (c) Except as disclosed in Schedule 4.15(c) of the Disclosure Schedule, (i) all contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable,
Section 302 of ERISA or Section 412 of the Code, have been timely made, except as would not result in a Material Adverse Effect, (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan (hereinafter a "Company Pension Plan"); and (iii) no Company Pension Plan had an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the end of the most recently completed plan year. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be required to be made, will be properly accrued and reflected in the Closing Balance Sheet.

            (d) Except as disclosed in Schedule in 4.15(d) of the Disclosure Schedule, each Company Pension Plan that is intended to be qualified has been the subject of a determination letter from the IRS to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; and such Company Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification or materially increase its cost. The Company has delivered to the Purchaser a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. The Company has also provided to the Purchaser a list of all Company Pension Plan amendments as to which a favorable determination letter has not yet been received. To the knowledge of the Company, no event has occurred that could subject any Company Pension Plan to any material Tax under
Section 511 of the Code.

            (e) Section 4.15(e) of the Disclosure Schedule discloses whether:
(i) any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan that could subject the Company or any employee, or, to the knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to any material Tax or material penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title 1 of ERISA; (ii) any of the Company Pension Plans that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA) has been terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder); and (iii) the Company or the trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable law.

            (f) No Company Pension Plan is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA).

            (g) Except as disclosed in Section 4.15(g) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has incurred any liability to a Pension Plan (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material liability to the Company, which liability has not been fully paid or accrued as of the date hereof.

            (h) Except as disclosed in Section 4.15(h) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate is obligated to contribute to, or within the past five years has wholly or partially ceased making contributions to, a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

            (i) The list of Welfare Plans maintained by the Company in Section 4.15(i) of the Disclosure Schedule discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan maintained by the Company may be amended or terminated without material liability to the Company at any time after the Closing Date. The Company complies with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

            (j) Except as disclosed in Section 4.15(j) of the Disclosure Schedule, no employee of the company will be entitled to any additional benefits or any acceleration of the time payment or vesting of any benefits from the Company under any Benefit Plan or other contract as a result of the transactions contemplated by this Agreement.

            (k) The Company is not a party to any agreement, arrangement, commitment or understanding, which could result in the payment of amounts that would not be deductible by reason of Sections 162(m) or 280G of the Code.

            (l) Except as disclosed on Section 4.15(l) of the Disclosure Schedule, the Covance Inc. Severance Pay Plan, a copy of which has been provided to the Purchaser, is the only severance plan that is applicable to the Company Employees. Neither the Company nor Covance has made any changes to the Covance Inc. Severance Pay Plan since December 31, 2000.

            SECTION 4.16. Labor Relations. The Company is in compliance in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. Except as set forth in Section 4.16 of the Disclosure Schedule, there is no: (a) unlawful employment practice discrimination charge pending before the Equal Employment Opportunity Commission (the "EEOC") or EEOC recognized state "referral agency" or, to the knowledge of the Company, threatened, against or involving or affecting the Company; (b) unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board (the "NLRB") or, to the knowledge of the Company, threatened in writing, against or involving or affecting the Company; (c) labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened in writing against or involving or affecting the Company and no NLRB representation question exists respecting any of its employees; (d) grievance or arbitration proceeding pending and no written claim therefor exists; and (e) collective bargaining agreement that is binding on the Company. To the knowledge of the Company, as of the date of this Agreement, no organizational efforts are being made involving any Company Employees and, for the past five years to the date of this Agreement, none have been made. There has been no labor strike, dispute, slowdown or stoppage threatened in writing against or involving or affecting the Company during the past five years. No union or other collective bargaining unit has been certified or recognized by the Company or Covance as representing any Company Employees during the past five years. During the past five years, no union or collective bargaining unit has sought such certification or recognition, and, to the knowledge of the Company, no union or collective bargaining unit is, as of the date of this Agreement, seeking or currently contemplating seeking any such certification or recognition.

            SECTION 4.17. Taxes. (a) (i) All material returns, reports and forms in respect of Taxes ("Returns") required to be filed by or on behalf of the Company have been timely filed, taking into account all applicable extensions;
(ii) all Taxes shown as due on such Returns have been paid and the Company has timely paid or adequately provided for (or will timely pay or adequately provide for) all Taxes due and payable on or prior to the Closing Date (whether or not shown on any Returns); (iii) all such Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Returns has been proposed in writing by any Tax authority (v) no consent under Section 341(f) of the Code has been filed with respect to the Company; (vi) there are no Tax liens on any assets of the Company, except with respect to Taxes being contested in good faith or Taxes for which payment is not yet due; and (vii) the Company has not been required to include in income for any period after the Closing any adjustment pursuant to section 481 of the Code by reason of a change in accounting method initiated by itself or the IRS.

            (b) (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to the assessment or collection of any Tax to which the Company may be subject; (ii) there are no Internal Revenue Service requests for information currently outstanding that involve the Taxes of the Company; (iii) no audit, dispute, Claim, or other proceedings in any court or Governmental Authority is pending or proposed in writing in respect of Taxes due from the Company; and (iv) there are no pending written reassessments of any real property owned by the Company that, if adopted in their present form, could increase the amount of any Tax to which the Company would be subject.

            (c) As of the Closing Date, the Company is not a party to any Tax allocation, Tax sharing or similar agreement.

            (d) (i) Section 4.17 of the Disclosure Schedule lists all income and franchise Returns (federal, state and foreign) filed by the Company for taxable periods ended after January 1, 1995; and (ii) the Company has delivered to the Purchaser correct and complete copies of all federal and state income and franchise Returns filed by the Company, examination reports from Taxing authorities, and statements of outstanding deficiencies issued to the Company, in each case since 1995, except that, in the case of any Return or other item filed on a consolidated or combined basis, the Company shall only be required to deliver to Purchaser the portions of such Return that relate directly to the Company determined on a stand-alone basis.

            (e) The Company represents and warrants that the amount of the Company NOL will be no less than $49.5 million as of the close of business on the Closing Date. For any Pre-Closing Tax Periods, the Company has not carried back the Company NOL and will elect to forego the carry back of the Company NOL with respect to any Tax Return filed on or after the date of this Agreement.

            SECTION 4.18. Plant and Equipment. Except as set forth in Section
4.18 of the Disclosure Schedule, to the knowledge of the Company, the plants, structures and equipment owned or used by the Company are, in all material respects, in reasonable operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put, and there are no material defects in any of the material assets used in the business and operations of the Company. The Company has not received any written notification that it is in violation of any applicable building, zoning or other law, ordinance or regulation in respect of the plants or structures used or owned by it. To the knowledge of the Company, the Company has not altered any equipment used in its business in any way that would materially adversely effect the safe operation and use of such equipment.

            SECTION 4.19. Intercompany Arrangements. (a) Except as disclosed in
Section 4.19(a) of the Disclosure Schedule, none of Covance, its Affiliates (not including the Company), the officers or directors of the Company or to the knowledge of the Company, the Minority Shareholders or any of their Affiliates or family members have any direct or indirect interest in (i) any contract, arrangement or understanding with, or relating to, the business or operations of the Company (other than such arrangements or understandings with Covance or its Affiliates which are not material), (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness with the Company or (iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company.

            (b) None of Covance or its Affiliates has provided any material services to the Company, or borne the cost of any material services on behalf of the Company, other than the Intercompany Services and the general oversight provided by senior executives of Covance.

            SECTION 4.20. Insurance. Section 4.20 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies issued in favor of the Company or pursuant to which the Company is a named insured or otherwise a beneficiary. All policies listed in Section 4.20 of the Disclosure Schedule are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies.

            SECTION 4.21. Sponsor Contract. The Company is not in material default under or in material breach or violation of the Development and Manufacturing Services Agreement, dated July 15, 1999, between Sensus Drug Development Corporation and the Company (the "Sensus Contract"), and, to the knowledge of the Company, (i) no event or circumstance exists which, with the giving of notice or passage of time or both, would result in such a material default, breach or violation of the Sensus Contract, and (ii) Sensus Drug Development Corporation is not in breach or violation thereof.

            SECTION 4.22. Brokers. Except for Lehman Brothers, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Covance. Covance is solely responsible for the fees and expenses of Lehman Brothers, Inc. as well as all other Transaction Fees to the extent such Transaction Fees have not been paid by the Company prior to the Closing.

            SECTION 4.23. Termination of Material Contracts. To the knowledge of the Company, as of the date of this Agreement no customer that is party to a Material Contract has notified the Company that it intends to terminate its Customer Contract or intends not to enter into any Customer Contract in the future due to the identity of the Purchaser as a potential purchaser of the Company.

            SECTION 4.24. Exclusivity of Representations. (a) The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including without limitation any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to the Purchaser, the Purchaser or their officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data).

            (b) The Purchaser acknowledges that (i) the representations and warranties contained in Sections 4.10, 4.12, 4.13, 4.15 and 4.17 are the only representations and warranties being made with respect to (A) compliance with or liability under Environmental Laws, (B) Intellectual Property, (C) Real Property
(D) ERISA and (E) Taxes, respectively, or with respect to any environmental, health or safety, Intellectual Property, employee benefits, or Tax matter related in any way to the Company, or to this Agreement or its subject matter and (ii) no other representation or warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

            The Purchaser hereby represents and warrants to Covance as follows:

            SECTION 5.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

            SECTION 5.02. No Conflict. Assuming all consents, approvals, authorizations and other actions described in Section 5.03 have been obtained and all filings and notifications listed in Section 5.03 of the Disclosure Schedule have been made, except as may result from any facts or circumstances relating solely to Covance or the Company, and in the case of clauses (b) and
(c) below, except as would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate or conflict with its charter or By-laws (or similar organizational documents), (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties is bound or affected.

            SECTION 5.03. Governmental Consents and Approvals. The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as described in Section 5.03 of the Disclosure Schedule, and (ii) the pre-merger notification requirements of the HSR Act or similar antitrust filings.

            SECTION 5.04. Financing. The Purchaser has sufficient funds available to consummate the transactions contemplated by, and perform its obligations under, this Agreement, and any certificate or other document delivered pursuant to this Agreement or the transactions contemplated hereby and thereby and to pay the fees and expenses it incurs in connection with such transactions and obligations.

            SECTION 5.05. Brokers. Except for Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser is solely responsible for payment of the fees and expenses of Credit Suisse First Boston.

            SECTION 5.06. Litigation. There are no material claims, actions, proceedings or investigations pending against the Purchaser before any Governmental Authority that, individually or in the aggregate, would prevent Purchaser from performing their respective material obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

            SECTION 5.07. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            SECTION 6.01. Conduct of Business by the Company Pending the Closing. Covance covenants and agrees that, between the date of this Agreement and the Closing, except as set forth in Section 6.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Purchaser shall otherwise agree in writing:

            (a) Covance shall cause the Company to conduct the Business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing, Covance shall cause the Company to use commercially reasonable efforts to:

            (i) preserve substantially intact the business organization and preserve its relationships with its customers, suppliers, employees and others having business relations with the Company and to preserve the goodwill of the business of the Company;

            (ii) keep available the services of its present officers and employees, provided that neither Covance nor the Company shall be required to increase the compensation of, or provide any other retention incentive to, any such officers or employees beyond that currently provided;

            (iii) perform in all material respects all of its obligations under all Material Contracts (except those being contested in good faith);

            (iv) maintain in full force and effect and in the same amounts insurance policies comparable in amount and scope of coverage to that now maintained by the Company, and provide copies to the Purchaser of all current and historical occurrence-based insurance policies of or providing benefit to the Company for any occurrences prior to the Closing Date (provided that the Purchaser shall reimburse Covance for the reasonable out-of-pocket expenses it incurs in providing such copies); and

            (v) deliver all notices required to be delivered, and obtain all consents required to be obtained, in connection with the consummation of the transactions contemplated by this Agreement under the terms of any Material Contract, provided, however, Covance and the Company shall not be required to pay any consideration in connection therewith;

provided, however, that no action by the Company with respect to matters specifically addressed by any provision of Section 6.01(b) shall be deemed a breach of this Section 6.01(a) unless such action would constitute a breach of any such provision of Section 6.01(b); and

            (b) Covance shall cause the Company to not (except as contemplated by any other provision of this Agreement):

            (i) amend the Certificate of Incorporation or By-laws of the Company or take any action with respect to liquidation or dissolution of the Company;

            (ii) issue or sell any additional shares of the capital stock of, or other equity interests in, the Company, or securities convertible into or exchangeable for such shares or equity interests;

            (iii) except in the ordinary course of business consistent with past practice, sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any of the material assets or properties of the Company;

            (iv) incur any Indebtedness (other than Intercompany Indebtedness), or, except in the ordinary course of business consistent with past practice, assume, guarantee or endorse, make any accommodation or otherwise become responsible for, the obligations of any Person, or make any loans or advances;

            (v) take any action to create any Encumbrance on any of the material assets or properties of the Company, other than Permitted Encumbrances;

            (vi) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets or partnership or limited liability company interests) any business or any Person or any division thereof or interest therein;

            (vii) except for expenditures or commitments involving amounts less than $100,000, or except as provided in the Company's budget for the year 2001 as set forth in Section 6.01(b)(vii) of the Disclosure Schedule, make any commitment for any capital expenditures (provided however, that notwithstanding the foregoing, the Company shall not, in any event, make any commitments with respect to (1) any material additions to the Company's purification capacity, (2) any expansion of the square footage of the Facility or (3) the leasing of a new process development facility without the prior written consent of the Purchaser);

            (viii) amend, terminate, cancel, settle or compromise any material claim of the Company;

            (ix) permit a change in its methods of maintaining its books, accounts or business records or, except as required by U.S. GAAP (in which event prior notice shall be given to the Purchaser), change any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes;

            (x) except as otherwise provided in this Agreement, enter into any agreement, arrangement or transaction with Covance or any Affiliate of Covance (other than the Company) or any Minority Shareholder under which the Company will have any liability or obligation on or after the Closing Date;

            (xi) except in the ordinary course of business consistent with past practice, amend, modify or supplement any Material Contract;

            (xii) declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock of the Company and not redeem, combine, split, subdivide, purchase or otherwise acquire any shares of the capital stock or other securities of the Company or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of the Company or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

            (xiii) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors nor grant any increase in the compensation of officers, directors or employees, whether now or hereafter payable (except for compensation increases in the ordinary course of business and consistent with past practice with respect to employees other than executive officers and directors), including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

            (xiv) waive any rights under any Material Contract or under any confidentiality, nonsolicitation or noncompetition agreement or any agreement with any party relating to the sale or possible sale of the Company;

            (xv) enter into, amend or terminate any contract, agreement, commitment or arrangement relating to the acquisition, disposition or leasing of real property; or

            (xvi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in Section 6.01(b).

            SECTION 6.02. Notification and Consultation. From the date hereof until the Closing Date, Covance shall cause the Company to provide notice to the Purchaser of the Company's intention to enter into any material Customer Contract (a "Proposed Transaction"), such notice to be delivered prior to such time as the Company has entered into a binding agreement with respect to such Proposed Transaction. After delivery of such notice to the Purchaser, Covance shall cause the Company to provide the Purchaser with a reasonable opportunity to review and comment on the Proposed Transaction, to consider in good faith the Purchaser's views and opinions with respect to the Proposed Transaction, including whether the Purchaser considers it advisable for the Company to consummate the Proposed Transaction, it being understood that the Company shall retain final authority to decide whether and on what terms to proceed with the Proposed Transaction. Notwithstanding the foregoing, the Company shall not enter into any Manufacturing Contract without the prior consent of the Purchaser (such consent not to be unreasonably withheld or delayed), except with respect to any letter of intent disclosed under Section 4.11 of the Disclosure Schedule.

            SECTION 6.03. Access to Information. (a) From the date hereof until the Closing Date, upon reasonable notice, Covance shall cause the Company and each of the Company's officers, directors, employees, agents, accountants and counsel, to afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours and upon reasonable notice, to the offices, properties, plants, other facilities, books and records (including, without limitation, all Customer Contracts and financial, technical and operating data) of the Company; provided, however, that such investigation shall not unreasonably interfere with any of the business or operations of the Company and all such information provided to the Purchaser shall be kept confidential in accordance with the Purchaser's obligations under section 6.04.

            (b) In order to facilitate the resolution of any claims made by or against the Company prior to the Closing, for a period of seven years, or such longer period as may be required by Law, after the Closing, the Purchaser shall cause the Company to (i) retain the books and records of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior retention practices of the Company, (ii) upon reasonable notice, afford the officers, employees, authorized agents, accountants, counsel and representatives of Covance reasonable access (including the right to make, at such party's expense, photocopies), during normal business hours, to such books and records,
(iii) upon reasonable notice, furnish to the officers, employees, authorized agents, accountants, counsel and representatives of Covance, such additional financial and other information regarding the Business relating to periods prior to the Closing as such party may from time to time reasonably request and (iv) upon reasonable notice, use reasonable efforts to make available to Covance, the employees of the Company and any successors whose assistance, testimony or presence is necessary to assist such party in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Company or the Purchaser, and Covance shall pay all reasonable out-of-pocket expenses thereby incurred by the Purchaser, the Company and any such employee. The Purchaser or the Company shall condition the furnishing of any information to Covance or any of its representatives or agents pursuant to this Section 6.03(b) on the execution by Covance of a confidentiality agreement on customary terms governing the disclosure of such information.

            (c) In connection with their investigation of the business of the Company, Purchaser has received from the Company certain estimates, projections and other forecasts for the business of the Company. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, that it is familiar with such uncertainties, that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and forecasts so furnished to it, and that it will not assert any claim against Covance or any of its Affiliates or any of their respective directors, officers, employees, agents, stockholders, consultants, investment bankers, accountants or representatives, or hold Covance or any such persons liable with respect thereto. Accordingly, Covance makes no representation or warranty with respect to any estimates, projections or forecasts referred to in this Section 6.03(c). Notwithstanding the foregoing, Covance represents and warrants that the amounts set forth as the EBIT Target in
Section 2.10
of the Disclosure Schedule and the amounts provided for the Company's budget for the year 2001 in Section 6.01(b)(vii) of the Disclosure Schedule were prepared in good faith based on reasonable assumptions.

            SECTION 6.04. Confidential Disclosure. (a) The terms of the Confidential Disclosure agreement between Diosynth B.V. and Lehman Brothers, Inc. dated November 16, 2000 (the "Confidential Disclosure Agreement"), are hereby incorporated by reference, and the parties hereto agree to honor such terms as though they were a party thereto. The terms of the Confidential Disclosure Agreement shall continue in full force and effect after the Closing to the extent provided therein, except (i) in respect of that portion of the Evaluation Material (as defined in the Confidential Disclosure Agreement) exclusively relating to the transactions contemplated hereby which shall terminate upon the Closing, and (ii) in respect of validation protocols, standard operating procedures, patent applications, batch records, process descriptions and similar know-how relating to manufacturing and process development disclosed to the Purchaser, as to which the obligations contained in the Confidential Disclosure Agreement shall terminate on the earlier of the Closing and the fifth year anniversary from the date hereof. If this Agreement is, for any reason, terminated prior to the Closing, the Confidential Disclosure Agreement shall continue in full force and effect to the extent provided therein.

            (b) Covance shall keep, and shall cause all of its Agents, to keep confidential, and Covance and its Agents shall not disclose in any manner, all Purchaser Information and, after the Closing, all Company Information. Covance and its Agents shall use the Purchaser Information and, after the Closing, the Company Information solely for the purpose of fulfilling the obligations and exercising the rights of Covance under this Agreement. Covance shall not use the Purchaser Information or, after the Closing, the Company Information, for commercial purposes or to obtain any competitive advantage with respect to the Purchaser or, after the Closing, the Company. Covance shall be responsible for any breach of the obligations set forth in this Section 6.04(b) by any of its Agents. If Covance or any of its Agents is requested by Law or Governmental Authority to disclose any Purchaser Information or, after the Closing, any Company Information, Covance shall provide the Purchaser with prompt notice of any such request or requirement, so that the Purchaser may seek an appropriate protective order or other appropriate remedy. Covance shall use its reasonable best efforts to assist the Purchaser and, if applicable, the Company in obtaining a protective order and to delay disclosure to as late as practicable. If, in the absence of such a protective order, Covance is nevertheless, in the opinion of counsel, legally compelled to disclose Purchaser Information or, after the Closing, Company Information to any Governmental Authority or else be liable for contempt or suffer other censure or penalty, Covance or its Agents may disclose such information which in the opinion of counsel is legally required to be disclosed to such Governmental Authority; provided, however, that Covance shall give the Purchaser advance written notice of the information to be disclosed as far in advance as practicable and, at the Purchaser's request, seek to obtain assurances that it will be accorded confidential treatment. The obligations of Covance under this Section 6.04(b) shall survive for a period of five years following the earlier to occur of (i) the Closing and (ii) the termination of this Agreement.

            SECTION 6.05. Non-Competition; Non-Solicitation. (a) For a period of three years after the Closing (the "Restricted Period"), Covance shall not, and will cause its subsidiaries not to, engage, directly or indirectly, in any business that manufactures recombinant proteins for biotechnology and pharmaceutical clients in preclinical, clinical and commercial scale quantities (the "Competing Service") in any country in which, as of the Closing Date, the Company conducts business or has customers (the "Territory"); provided the foregoing shall not prohibit Covance or its subsidiaries from (i) continuing to provide any service provided by Covance or its subsidiaries (not including the Company) as of the Closing Date; (ii) acquiring, directly or indirectly, securities listed on any national securities exchange or traded actively in the national over-the-counter market of any Person that provides the Competing Service in the Territory, provided that Covance and its Subsidiaries do not, in the aggregate, own directly or indirectly more than five percent of the outstanding voting power or capital stock of such Person; and (iii) acquiring a company (the "Diversified Company") or a business having not more than 10% of its gross revenues in its last fiscal year attributable to providing the Competing Service. Notwithstanding any of the foregoing, this Section 6.05 shall not prohibit any Person (or its Affiliates) that Acquires Covance from providing the Competing Service, whether by acquisition or otherwise, provided that no such Person (or any Affiliate of such Person) may provide the Competing Service through Covance or its subsidiaries, including, without limitation, through the use of any persons employed by Covance at, or anytime during the six month period preceding, the time of such acquisition of any assets or facilities thereof.

            (b) For a period of two years after the Closing, neither Covance nor any of its subsidiaries shall, directly or indirectly, solicit or induce any employee of the Company to leave the employment of such entity; provided that this covenant shall not be deemed breached if any such employee is responding to general employment solicitation by Covance or any of its subsidiaries which is not specifically directed at the employees of the Company.

            SECTION 6.06. Use of Covance's Names. Notwithstanding any other provision of this Agreement to the contrary, no interest in or right to use the name "Covance" or any other corporate name of the Company (other than those listed in Section 6.06 of the Disclosure Schedule) or any logo, trademark, service mark or trade name or any derivation thereof of Covance or its Affiliates with respect to, or associated with, the foregoing or their businesses (collectively, the "Retained Names and Marks") is being transferred to the Purchaser pursuant to the transactions contemplated hereby, and the use of any Retained Names and Marks by the Company and the Purchaser shall cease as of the Closing. The Purchaser, on or promptly following the Closing, will, and will cause its Affiliates (including, without limitation, the Company) to, remove or obliterate all the Retained Names and Marks from their corporate name (including, without limitation, appropriate amendments to the corporate charter of the Company), signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials of the Company and otherwise, and not to put into use after the Closing any such items and materials not in existence on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto, to another corporate name that does not include the name "Covance" or any name, mark or logo similar thereto. Notwithstanding the foregoing, the Purchaser may, for a period of twelve months following the Closing Date, use the Retained Names and Marks to identify the Company (or, solely to the extent necessary, with respect to any application for regulatory approval pending with any Governmental Authority on the Closing Date, such longer period as may be necessary to secure such approval without the delay that would otherwise be caused by filing a name change in connection with such application) so long as such use is made in a manner intended to indicate that the Company is no longer owned by Covance. Without limiting the generality of the previous sentence, the Purchaser may use any purchase orders, invoices, sales orders, labels, letterheads, or shipping documents existing on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto where the removal of any Retained Name or Mark or any such similar name, mark or logo would be impractical or difficult until the earlier of the date those purchase orders, invoices, sales orders, labels, letterheads or supping documents are finished or six months following the Closing Date; provided, however, that the Purchaser shall, or shall cause its Affiliates (including, without limitation, the Company) to, use commercially reasonable efforts to place a stamp, mark or other notation on any such item that identifies the Company as an affiliate or business of the Purchaser (and not of Covance). The Purchaser agrees that Covance and its Affiliates shall have no responsibility for claims by third parties arising out of, or relating to, the use after the Closing by the Purchaser or any Affiliate thereof of any Retained Name or Mark, and the Purchaser shall indemnify Covance and its Affiliates with respect to any such claims.

            SECTION 6.07. Insurance Coverage. As of the Closing, Covance shall have no obligation to insure the Company or any of the assets or properties of the Company against any Loss in and under any insurance policy of Covance or its Affiliates, and the Purchaser shall have no rights or obligations with respect to any such policy. Notwithstanding the foregoing, Covance shall cooperate with the Purchaser in filing claims and shall promptly make the proceeds of such claims available to the Purchaser regarding any covered events that occurred prior to the Closing under Covance's policies providing insurance coverage on an occurrence basis; provided, however, that the Purchaser acknowledges and agrees that nothing in this Section 6.07 shall be interpreted as a guarantee by Covance that such policies will be available under which to make such claims or that any proceeds will be available to the Purchaser or Covance under such policies. Purchaser shall reimburse Covance for its reasonable out-of-pocket expenses incurred in providing the cooperation required by this Section 6.07.

            SECTION 6.08. Intercompany Indebtedness. After payment of the Intercompany Indebtedness pursuant to Section 2.03(a), Covance shall assure that there are no amounts owing as of Closing (i) from the Company to Covance or any of its Affiliates, and (ii) from Covance or any of its Affiliates to the Company.

            SECTION 6.09. Covance Guarantees. (a) The Purchaser shall use commercially reasonable efforts, and Covance shall cooperate with the Purchaser (provided, however, that Covance and the Company shall not be required to pay any consideration in connection therewith), to cause Covance and its Affiliates (other than the Company) to be released as of the Closing Date, or as soon thereafter as possible, from all guarantees and guarantee obligations of Covance and such Affiliates relating to obligations of the Company or otherwise relating to or for the benefit of the Company or the Business that are listed in Section
6.09 of the Disclosure Schedule. The Purchaser agrees to indemnify Covance and its Affiliates, in accordance with the terms and procedures set forth in Article X hereof, for any and all Losses incurred by Covance and its Affiliates after the Closing Date arising out of any guarantee or guarantee obligation listed in
Section 6.09 of the Disclosure Schedule, whether or not such Losses accrued prior to, on or after the Closing except for any claims with respect to which Covance is obligated to indemnify the Purchaser under Section 10.02.

            (b) Notwithstanding the commercially reasonable efforts undertaken by the Purchaser under Section 6.09(a), the Purchaser shall repay the Revolving Credit Facility at the Closing if the following conditions have not been satisfied at or prior to the Closing: (i) the Revolving Credit Agreement shall be amended so that prior to the Closing there shall not be an Event of Default (as such term is defined therein) occurring upon the Closing, and such amendment shall be reasonably satisfactory to Covance and the Purchaser, and (ii) the Purchaser shall secure a full and unconditional release of Covance from Covance's obligations under the RCF Guaranty, and such release shall be reasonably satisfactory to Covance.

Covance shall use commercially reasonable efforts, and the Purchaser shall cooperate with Covance (provided, however, that Covance and the Company shall not be required to pay any consideration in connection therewith or take any action with respect to any other credit agreements between Covance and the lender under the Revolving Credit Agreement), to obtain the amendment to the Revolving Credit Agreement referred to in Section 6.09(b)(i).

            (c) If, notwithstanding the commercially reasonable efforts undertaken by the Purchaser under Section 6.09(a), the Purchaser has not, at or prior to the Closing, secured a full and unconditional release of Covance, in a form reasonably satisfactory to Covance, from Covance's obligations under the Guaranty Agreements, the Purchaser, on behalf of the Company, shall exercise the purchase option (the "Purchase Option") under Section 20.1A of each of the Tax Retention Operating Leases as of the Closing, by delivering to each Lessor (as defined in each Tax Retention Operating Lease) at the Closing the election to exercise the Purchase Option in accordance with Section 20.1A of each Tax Retention Operating Lease. In the event that the Purchaser is required under this Section 6.09(c) to exercise the Purchase Option, the Purchaser shall use its reasonable best efforts to acquire the Property (as such term is defined in the Tax Retention Operating Leases) at Closing or as soon thereafter as practicable in accordance with the applicable terms of the Tax Retention Operating Leases.

            SECTION 6.10. Regulatory and Other Authorizations. Each party hereto shall use its reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals. Notwithstanding anything to the contrary contained in this Section 6.10, in order to obtain any authorization, consent, order or approval contemplated herein, the Purchaser shall not be required to (i) seek to lift any injunction,
(ii) pay any material consideration, (iii) divest itself of any of, or otherwise rearrange the composition of, its assets or (iv) agree to any conditions or requirements which are materially adverse or burdensome to the Purchaser.

            SECTION 6.11. Redemption of Company Stock Options. Prior to the Closing, Covance shall use its reasonable best efforts to cause the Company to redeem and cancel all outstanding options to acquire shares of the Company's capital stock, under any stock option plan of the Company or pursuant to any agreement to which the Company or Covance is a party, (a "Company Stock Option") whether or not such Company Stock Options are exercisable or whether or not such Company Stock Options are vested.

            SECTION 6.12. Transition Services. (a) Covance shall provide, or cause to be provided, to the Purchaser, solely for the benefit of the Company, such intercompany services as set forth in Exhibit 6.12 (each a "Transition Service" and collectively, the "Transition Services") for a period beginning on the Closing Date and through the end of the term set forth in Exhibit 6.12 for each Transition Service (the "Transition Period") to the extent such Transition Services are requested from time to time by the Purchaser or the Company during the Transition Period. Covance shall use reasonable best efforts to provide, or cause to be provided, the Transition Services during the Transition Period in a manner generally consistent with the manner and level of care with which such services were previously performed by Covance and its Affiliates in the conduct of the Business. The Purchaser shall use its reasonable efforts to replace the Transition Services with equivalent services as soon as practicable, and in any event, prior to the expiration of the Transition Period.

            (b) The Purchaser hereby agrees to comply, and cause its Affiliates to comply, in all material respects with the conditions set forth in Exhibit
6.12 for each Transition Service during the relevant Transition Period. The Purchaser agrees that Covance and its Affiliates shall have no responsibility for claims by third parties arising out of, or relating to, any breach by the Purchaser or any of its Affiliates of any of the conditions set forth in Exhibit
6.12 and the Purchaser shall indemnify Covance and its Affiliates with respect to any such claims.

            (c) The Purchaser shall pay Covance the charge for each Transition Service set forth in Exhibit 6.12. Covance will present the Purchaser with monthly invoices for the amounts due. The Purchaser shall pay, or cause to be paid, each invoice within thirty days of the date of delivery of the invoice to the Purchaser. Any late payment shall bear interest from the thirtieth day after the date of the invoice (the "Payment Due Date") through the date of payment at the rate of interest publicly announced by Citibank N.A. or any successor thereto in New York, New York from time to time as its base rate from the Payment Due Date to the date of such payment plus 2%.

            (d) The Purchaser shall be entitled, upon reasonable prior notice, to have reasonable access during business hours to the records of Covance relating to the Transition Services or to those records of any Affiliate of Covance providing the Transition Services solely for the purpose of verifying the accuracy of charges for the Transition Services, provided such access shall not unreasonably interfere with the business of Covance and its Affiliates. Any information obtained under this Section 6.12 shall be kept confidential in accordance with Section 6.04.

            (e) The obligations of Covance to provide Transition Services shall be suspended during any period, and to the extent, in which Covance is prevented or hindered from complying therewith by any Law or Governmental Order or by any cause beyond the reasonable control of Covance, including, without limitation, acts of God, civil disturbances, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof. In such event, Covance shall give notice of suspension and the cause thereof, and Covance shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.

            (f) Notwithstanding anything to the contrary in this Agreement, neither Covance nor any of its Affiliates or any of their respective officers, directors, employees, agents, representatives or attorneys-in-fact shall be liable to the Purchaser or the Company for any action taken or omitted to be taken by it or such person under or in connection with the provision of Transition Services pursuant to this Section 6.12, except that Covance shall be liable for direct losses incurred by the Purchaser arising out of the gross negligence or willful misconduct of Covance or its respective officers, directors, employees, agents or attorneys-in-fact in the performance of the Transition Services.

            SECTION 6.13. Acquisition of the Remaining Shares. Prior to Closing, Covance shall use its reasonable best efforts to acquire the Shares owned by the Minority Shareholders, including, if necessary, by exercising and completing Covance's call options under Sections 4.1 and 4.2 of the Capital Contribution and Shareholder Agreement, dated as of February 22, 1995, by and among the Company, Covance, the Minority Shareholders and Robert Amundsen.

            SECTION 6.14. Further Action; Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required, to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

                                  ARTICLE VII

                                EMPLOYEE MATTERS

            SECTION 7.01. Employment. For the two year period from the Closing, each Company Employee (other than Company Employees who are on short-term disability leave, vacation leave or any other leave) shall continue to be employed by the Company at an annual rate of pay that is no less than the annual rate of pay applicable to such Company Employee prior to the Closing; provided that a Company Employee may be terminated at any time for cause or in connection with any restructuring or reduction in force. Company Employees returning from short-term disability leave, vacation leave, or any other leave shall be offered employment upon their return to active employment on the same terms as otherwise provided herein for Company Employees if such return is within 6 months of the Closing Date; provided that this 6 month period shall not apply to any Company Employee who has a statutory right to be re-employed by the Company upon termination of such leave.

            SECTION 7.02. Benefits. (a) Benefit Plans in General. Immediately prior to the Closing, except as otherwise expressly provided herein, each Company Employee shall cease to be covered by any benefit plans maintained by Covance or its Affiliates (other than those sponsored by the Company). For a period of at least two years following the Closing, each Company Employee shall be covered by compensation and benefit plans, programs and arrangements of the Purchaser or its Affiliates including the Company (the "Purchaser Benefit Plans"), that shall provide Company Employees with compensation and benefits that, in the aggregate, are comparable to the compensation and benefits enjoyed by the Company Employees immediately prior to the Closing, other than those compensation and benefit plans, programs and arrangements providing for annual cash bonuses or stock options, stock purchase rights or other stock-based compensation. Each Purchaser Benefit Plan shall grant each Company Employee credit for all employment with Covance and the Company for purposes of eligibility, vesting, benefit accrual and seniority under the Purchaser Benefit Plans, except to the extent that any such credit would result in duplication of benefits; provided however, that with respect to the Purchaser's defined benefit pension plan past service will be used only to determine eligibility to participate, future pay credits and vesting under the plan. With respect to any medical, dental or other welfare benefits that are provided to Company Employees under the Purchaser Benefit Plans, any applicable pre-existing condition exclusions (except to the extent not satisfied under the comparable Benefit Plans of Covance as of the Closing) shall be waived, and any expenses incurred before the Closing under the comparable Benefit Plans of Covance shall be taken into account under the Purchaser Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions for any applicable plan year in which the Closing occurs.

            (b) Severance. The amount of severance pay entitlement on the Closing Date under the Covance Inc. Severance Pay Plan shall be a preserved severance pay entitlement ("Preserved Severance Amount") for each Company Employee. Should the employment of a Company Employee be terminated by the Company upon or after the Closing Date due to a reduction in force or position elimination or other reason not due to misconduct (including for the first year after the Closing Date, the transfer of the Company Employee's job to a location more than fifty (50) miles from his current location of employment which such employee declines to accept), such employee will receive from the Company severance pay under the Company's severance pay policy which, with respect to service prior to the Closing Date, shall not be less than the Preserved Severance Amount and, for up to two years after the Closing Date, shall not be less than what the Company Employee would have received under the Covance Inc. Severance Pay Plan had such Company Employee continued to accrue service credit under the Covance Inc. Severance Pay Plan until the relevant date of termination.

            (c) Retained Employee Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Covance shall retain all liabilities, obligations and responsibilities for and with respect to (i) any workers' compensation claim made by any Company Employee arising from an event, injury or illness occurring prior to the Closing and payable pursuant to the terms of any workers' compensation insurance policy or program maintained by Covance or an Affiliate of Covance at the time of such event, injury or illness, except to the extent that any such insurance policy is maintained by or assigned to the Company, or assigned to the Purchaser or an Affiliate of the Purchaser, as of the Closing; (ii) any claim for life insurance, health, dental, medical or similar benefits incurred by a Company Employee prior to the Closing and payable pursuant to the terms of any insurance policy maintained by Covance or an Affiliate of Covance in effect at the time such claim was incurred, except to the extent that claim is covered in full under an insurance policy maintained by or assigned to the Company, or assigned to the Purchaser or an Affiliate of the Purchaser, as of the Closing; and (iii) any claim for long-term or short-term disability benefits by a Company Employee in respect of a continuous, uninterrupted period of absence from work commencing prior to the Closing and payable pursuant to the terms of any long-term or short-term disability insurance policy of Covance or an Affiliate of Covance in effect as of the last day of such Company Employee's attendance at work for Covance or an Affiliate of Covance, except to the extent that such insurance policy is maintained by or assigned to the Company or assigned to the Purchaser or an Affiliate of the Purchaser, as of the Closing.

            (d) Qualified DC Plans. Effective as of the Closing, contributions in respect of the Company Employees under each qualified defined contribution plan of Covance and any Affiliate of Covance, including, the 401(k) Savings Plan (collectively, the "Covance DC Plan") shall cease. Effective as of the Closing, the Purchasers shall establish or designate a qualified defined contribution plan sponsored by the Purchasers or an Affiliate of the Purchasers (the "Purchaser DC Plan) to provide benefits to each Company Employee who, at the time of the Closing, was a participant or eligible to be a participant in the Covance DC Plan (the "DC Plan Participants"). Each DC Plan Participant shall receive credit under the Purchaser DC Plan for all service with Covance and each Affiliate of Covance and their respective predecessors prior to the Closing for the purpose of vesting and participation as if such service was with Purchaser. The Purchaser DC Plan shall be qualified under Sections 401(a) and 401(k) of the Code and Purchaser shall provide to Covance as soon as practicable following the Closing a copy of a favorable determination letter issued by the IRS stating that the Purchaser DC Plan, meets the qualification requirements of Sections 401(a) and Section 401(k) of the Code, and Purchaser represents that, to its knowledge, no fact or event has occurred since the date of such letter that could be reasonably construed as affecting the qualified status of the Purchaser DC Plan. All Company Employees who have account balances in the Covance DC Plan immediately prior to the Closing shall be fully vested in all of their account balances under the Covance DC Plan as of the Closing including, without limitation, any account balances attributable to employer contributions. As soon as practicable after the Closing, Covance shall make all matching and other contributions with respect to Company Employees that are payable with respect to periods before the Closing. Covance will permit each Company Employee who is a participant in the Covance DC Plan to elect (i) to receive a distribution of the value in his account less the amount of any outstanding loan to such participant under the Plan (such participant's "Account Balance"), (ii) to roll over such participant's Account Balance to an individual retirement account of such participant or (iii) to roll over such participant's Account Balance in cash by wire transfer (but for purposes of this clause (iii), a participant's Account Balance shall include the amount of any outstanding loan under the Covance DC Plan which loan shall also be rolled over) to the Purchaser 401(k) Plan as soon as practicable after the

Closing and the Purchaser shall cause the Purchaser 401(k) Plan to accept such transfers, including administration of any outstanding loans. Covance and Purchaser shall cooperate to the extent necessary and reasonable to facilitate such transfer (including to the extent practicable aggregating participant wire transfers). Notwithstanding the foregoing, nothing in this Agreement shall preclude any Company Employee from taking such other action with respect to his or her account in the Covance DC Plan as may be permitted under applicable law and under the terms and conditions of the Covance DC Plan.

            (e) Flexible Spending Accounts. With respect to the Covance Flexible Spending Account Plan ("Flex Plan"), Covance shall take the reasonable and necessary action to transfer the accounts of the participants as of the Closing Date in the Flex Plan who are Company Employees ("Flex Plan Participants") for the 2001 plan year to a plan established by the Purchaser. The Purchaser shall continue to administer the accounts of the Flex Plan Participants for the 2001 plan year. The Purchaser will reimburse Covance for the aggregate amount, if any, reimbursed by Covance under the Flex Plan for any Flex Plan Participants in excess of amounts withheld from the wages of such Flex Plan Participants prior to the Closing.

            (f) 2001 Annual Bonuses. The Purchaser shall pay all annual bonuses payable to the Company Employees for fiscal year 2001 based on the performance targets set forth on Section 7.02(f)(i) of the Disclosure Schedule. The Purchaser agrees that no additional bonus (other than incentives provided in connection with the Retention Program and bonuses payable pursuant to the individual retention arrangements listed on Section 7.02(f)(ii) of the Disclosure Schedule) will be paid to the Company Employees for fiscal year 2001.

            (g) Retention Program. The Purchaser shall provide to Covance, within 5 days following receipt of the Closing Balance Sheet, a statement signed by an officer of the Purchaser detailing the terms of the Retention Program, the names of the Company Employees who are eligible to receive incentives pursuant to the Retention Program, the incentives to be provided thereunder and the dates such incentives shall be provided.

            SECTION 7.03. Employee Visas. The Purchaser agrees to provide reasonable assistance to the employees identified in Section 7.03 of the Disclosure Schedule for whom Covance or the Company is pursuing temporary work authorization or permanent resident status in the completion of the specific applications or petitions for nonimmigrant status, Alien Labor Certification, Immigrant Classification, Consular Processing or Adjustment of Status that are pending on the Closing Date.

            SECTION 7.04. Cooperation. Covance, the Company, the Purchaser agree to cooperate and to take all steps as shall be reasonably necessary between the date of this Agreement and the Closing to effect the provisions of this Article
VII. In addition, Covance and the Company agree to provide the Purchaser with such employment records as shall be reasonably necessary to permit the Purchaser to calculate any benefits for Company Employees contemplated by this Article VII.

                                  ARTICLE VIII

                                   TAX MATTERS

            SECTION 8.01. Indemnity. (a) Covance shall be responsible for, and will indemnify and hold harmless the Purchaser and the Company against any and all of the following Taxes (except to the extent current taxes on the Closing Balance Sheet have been specifically reserved for such Taxes) and against any loss, damage, liability or out-of-pocket expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Company with respect to Pre-Closing Tax Periods; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date ("Straddle Period"), Taxes imposed on the Company that are allocable, pursuant to Section 8.01(d), to the portion of such period ending on the Closing Date (other than Taxes which are the responsibility of the Purchaser under this Agreement); (iii) Taxes for which the Company may be held liable as a result of being, prior to Closing, a member of any combined, consolidated, unitary, affiliated or other similar group for purposes of filing Returns or paying Taxes, or as a result of being a transferee or successor of another person; (iv) Taxes imposed on the Company and resulting from the inaccuracy of any representation or warranty contained in Section 4.17; and/or (v) Taxes resulting from a breach of any covenant or agreement made by Covance under this Article VIII, provided that, except as set forth in Section 8.01(b), no indemnity shall be provided under this Agreement for any reduction in any net operating loss, capital loss or tax credit carryover allocable to the Company. The Purchaser shall be responsible for, and will indemnify and hold harmless Covance against, any and all of the following Taxes (and against any loss, damage, liability or out-of-pocket expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes) (A) Taxes imposed on the Company and not allocated to Covance pursuant to the first sentence hereof, for all Post-Closing Tax Periods (or portions thereof in the case of a Straddle Period) except to the extent such Taxes are otherwise the responsibility of Covance under this Agreement, and/or (B) Taxes resulting from a breach of any covenant made by the Purchaser under this Article VIII.

            (b) Without duplication of any amounts indemnified against under
Section 8.01(a), Covance agrees to indemnify and hold harmless the Purchaser and the Company in the event, and to the extent, that (i) the Company NOL as reported on the U.S. federal income tax Return that includes the Company for the taxable period ending on the Closing Date is less than $49.5 million, or (ii) to the extent not indemnified against under clause (i), any portion of the Company NOL is permanently disallowed in any Tax period by the IRS or other relevant Tax authority as a result of a Final Determination, provided that such permanent disallowance is made solely on the grounds that the Company NOL is not bona-fide or otherwise not properly computed as of the Closing Date, and provided further that no indemnification shall be provided by Covance to the extent that the Company NOL, after any such permanent disallowance, still equals or exceeds $49.5 million. The indemnification amount shall be determined as follows: (A) in the case of an indemnity payable under Section 8.01(b)(i), an amount equal to the product of (a) the excess of $49.5 million over the amount of the Company NOL, and (b) 40 percent; (B) in the case of an indemnity payable under Section 8.01(b)(ii), an amount equal to the product of (c) the amount of the Company NOL permanently disallowed, and (d) the sum of the highest marginal federal, state and local income tax rates (computed on an after-Tax basis) actually applicable to the Company's income for any year with respect to which such disallowance is made; and (C) in the case of any actual penalties and interest caused by the permanent disallowance of any portion of the Company NOL, the amount of such penalties and interest (computed on an after-Tax basis).

            (c) Notwithstanding anything to the contrary set forth in this Agreement, no indemnity shall be due from Covance to the Purchaser to the extent that (i) a portion of the Company NOL is disallowed as a deduction in one taxable period but reattributed to another taxable period for which the Purchaser or an Affiliate can receive a deduction in respect of that portion of the Company NOL, or (ii) the Purchaser fails to utilize the Company NOL during their carryover period following the Closing Date or commits any act of omission or commission that causes a permanent disallowance of all or a portion of the Company NOL.

            (d) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be deemed equal to:

            (i) in the case of Taxes that are based upon or related to income or receipts, or measured by capital, the amount which would be payable if the taxable year ended with the Closing Date; and

            (ii) in the case of Taxes (including property Taxes) imposed on a periodic basis or Taxes measured by the level of any item not described in clause (i), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire period.

            SECTION 8.02. Tax Covenants. (a) The Purchaser (i) will not effect any transactions on the Closing Date (other than any such transactions expressly required by this Agreement) that could result in Tax liability to the Company, Covance or its Affiliates in excess of any Tax liability associated with the conduct of business in the ordinary course; (ii) will not make or change any tax election, amend any Return, or take any other action that will result in any material increase in the Tax liability of Covance in respect of any Pre-Closing Tax Period, unless otherwise required by applicable law; (iii) will not make any election under Section 338 of the Code (or under any analogous or similar rules in any other Tax jurisdiction) with respect to the acquisition of the Shares under this Agreement; and (iv) will forego and otherwise relinquish (and cause the Company to forego and otherwise relinquish), by way of election or otherwise, any carryback of any net operating loss or other Tax attribute to any Pre-Closing Tax Period, and will elect under Section 172(b)(3) of the Code (or under any analogous or similar rules in any other Tax jurisdiction) to relinquish the entire carryback period.

            (b) Covance will not cause the Company to make or change any tax election, amend any Return, or take any other action that will result in any material increase in the Tax liability of the Purchaser in respect of any taxable period ending after the Closing Date, unless otherwise required by applicable law. For any taxable period that the Company was included in a consolidated or combined return with Covance, Covance and the Company will elect to forego the carryback of the Company NOL to Pre-Closing Tax Periods.

            SECTION 8.03. Returns and Payments. From the date of this Agreement through and after the Closing Date, Covance shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner (taking into account all applicable extensions) all Returns relating to the Company for any Pre-Closing Tax Period. The Purchaser shall do the same for Returns relating to the Company with respect to any Post-Closing Tax Period and for any Straddle Periods. Returns of or including the Company not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practice (including with respect to elections) with respect to the Company (except to the extent there is no reasonable basis in Law for a position taken in such Return). With respect to any Return required to be filed by the Purchaser or Covance with respect to the Company and as to which an amount of Tax is allocable to the non-filing party under Section 8.01(d), the filing party shall provide the other party and its authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to such other party pursuant to Section 8.01(d), together with appropriate supporting information and schedules at least thirty
(30) days prior to the due date (including any extension thereof) for the filing of such Return, and such other party and its authorized representatives shall have the right to review and comment on such Return and statement prior to the filing of such Return. Covance and the Purchaser agree to consult and resolve in good faith any dispute arising out of any such Return. In the event the parties are unable to resolve any dispute within twenty (20) days following the delivery of such Return to the other party, the parties shall resolve their dispute by jointly requesting that an Independent Accounting Firm that is not the past or then current principal auditors of the Purchaser or Covance or any of their respective Affiliates resolve any issue before the due date of such Return, in order that such Return may be timely filed. The scope of the Independent Accounting Firm's review shall be limited to the disputed items. Covance shall pay one-half, and the Purchaser shall pay one-half, of the Independent Accounting Firm's fees and expenses for this purpose. As to any other Return for or including the Company to be filed by Covance, Covance shall deliver to Purchaser such Return (or portions thereof which relate to the Company) and supporting information for the Purchaser's review and consent, which consent shall not to be withheld unless there is no reasonable basis for taking one or more positions in such Return, at least twenty (20) days prior to the due date (including any applicable extensions thereof) for the filing of such Return, provided, however, that in no event shall the Purchaser have any rights to inspect or review the books, records, Returns or any other proprietary documents (including work papers) of Covance that do not involve the Company.

            SECTION 8.04. Filing of Amended Tax Returns. Covance shall be responsible for filing any amended consolidated, unitary or other combined Returns relating to the Company for Pre-Closing Tax Periods, including those that are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign Tax authorities for such taxable years as finally determined. For those jurisdictions or Pre-Closing Tax Periods in which separate Returns are or have been filed by the Company, any required amended Returns, including those resulting from the IRS's or other Tax authority's examination adjustments, as finally determined for Pre-Closing Tax Periods, shall be prepared by Covance and furnished to the Company for consent (which shall not be unreasonably withheld), signature and filing at least 10 days prior to the due date for filing such Returns. The Purchaser shall not file or permit the Company to file an amended Return for a Straddle Period without the prior written consent of Covance, which shall not be unreasonably withheld.

            SECTION 8.05. Refunds and Credits. Any Tax refund or credit (including by way of offset), or any interest with respect thereto, relating to the Company for any Pre-Closing Tax Period shall be the property of Covance, and if received by the Purchaser, the Company or any Affiliate shall be payable promptly to Covance. The Purchaser shall permit Covance, at Covance's expense, to direct the prosecution of any such refund claim and, where deemed appropriate by Covance, shall authorize by appropriate powers of attorney such Persons as Covance shall designate as representatives with respect to such refund claim. Any Tax refund or credit (including by way of offset), or any interest with respect thereto, relating to the Company for any Straddle Period shall be shared equitably between Covance and the Purchaser.

            SECTION 8.06. Contests. (a) After the Closing, the Purchaser shall promptly notify Covance in writing of any written notice or any communication from the IRS or other Tax authority, in the context of an audit, examination, request for information or otherwise, of any matter that could give rise to a right of indemnification under Article VIII (a "Tax Claim"). Such notice of a Tax Claim shall state the nature of the claim, amount indemnified against, if known, and the method of computing such amount. If notice of a Tax Claim is not given promptly after receipt of such communication by the Purchaser, or in reasonable detail to inform Covance of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Covance shall not be liable to the Purchaser, but only to the extent that Covance's position is actually prejudiced as a result of such failure to so promptly notify or inform.

            (b) In the case of a Tax Claim that relates to one or more Pre-Closing Tax Periods, Covance shall have the right, at its own expense, to participate in and control the conduct of all proceedings in connection with such Tax Claim

(including selection of counsel). Covance shall not admit any liability with respect to, or settle, compromise or discharge, such Tax Claim without Purchaser's prior written consent, which consent shall not be unreasonably withheld. If Covance does not elect to contest any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to Covance setting forth the terms and conditions of settlement, and, if Covance does not so elect, Covance shall reimburse the Purchaser for all reasonable out-of-pocket expenses (including reasonable attorney and accountant fees) in connection with contesting any proposed disallowance of the Company NOL to the extent such proposed disallowance would cause the Company NOL to be less than $49.5 million.

            (c) With respect to issues included in a Tax Claim relating to a potential adjustment for which both Covance and the Purchaser could be liable,
(i) each party may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise jointly controlled under this Article VIII by the Purchaser and Covance. Neither party shall admit any liability with respect to, or settle, compromise or discharge, such Tax issues or claim without the other party's prior written consent, which consent shall not be unreasonably withheld.

            (d) Notwithstanding Section 8.06(c) hereof, with respect to any proposed disallowance of the Company NOL for any Post-Closing Tax Period indemnified against by Covance under Section 8.01(b)(ii) (an "NOL Tax Claim"), the Purchaser will contest such NOL Tax Claim in good faith, and will not take any action with respect to such contest and NOL Tax Claim without the consent of Covance (which shall not be unreasonably withheld) for a 30-day period after delivery of notice of such NOL Tax Claim to Covance; provided, however, that (i) within 25 days after Covance has been notified in writing by the Purchaser of the NOL Tax Claim, Covance shall request in writing that such NOL Tax Claim be contested; and (ii) the conduct of such contest shall remain within the control of the Purchaser and its counsel (who shall be independent tax counsel of national reputation, selected by the Purchaser and reasonably satisfactory to Covance); provided further that, without limiting the right of the Purchaser to control any NOL Tax Claim contest, the Purchaser shall consult in good faith with Covance with respect to any Tax Proceeding related to such NOL Tax Claim, including, without limitation, keeping Covance informed of material developments with respect to such Tax Proceeding on a timely basis, providing Covance with the Purchaser's material written submissions or replies with respect to such Tax Proceeding prior to filing thereof with such authority or with the relevant court, and copies of documents actually filed in such Tax Proceeding, and considering in good faith the comments and views of Covance with respect to the conduct of such Tax Proceeding.

            (e) Covance shall reimburse Purchaser for all reasonable out-of-pocket expenses (including attorney and accountant fees) of contesting an NOL Tax Claim as such expenses are incurred and the Purchaser delivers materials to Covance evidencing such expenses. The Purchaser shall not admit any liability with respect to, or settle, compromise or discharge, any NOL Tax Claim without Covance's prior written consent, which consent shall not be unreasonably withheld. Covance shall advance to Purchaser sufficient funds for Purchaser to pay any Tax contested in any Tax Proceeding pertaining to any portion of the Company NOL in which the Tax contested must be paid prior to, or upon commencement of such Tax Proceeding. Following a Final Determination of an NOL Tax Claim, the Purchaser shall refund to Covance any amounts advanced for this purpose (together with any related amounts of interest received) that are in excess of amounts finally determined to be due by Covance in respect of such NOL Tax Claim under this Agreement.

            SECTION 8.07. Time of Payment. (a) Except as otherwise provided in
Section 8.07(b), payment by an indemnitor of any amounts due under Section 8.01 in respect of Taxes shall be made not more than five Business Days following written notice by the indemnitee that payment of an indemnified amount is due to the appropriate Tax authority or other appropriate party, provided that, in the case of any payment due to a Tax authority, the indemnitor shall not be required to make any payment earlier than two Business Days before it is due to such Tax authority. In the case of a Tax that is contested in accordance with the provisions of Section 8.06 (other than a Tax contested in any administrative or judicial proceeding in which the Tax contested must be paid prior to, or upon commencement of, such proceeding), payment of the Tax to the appropriate Tax authority will not be considered to be due earlier than the date a Final Determination has been made. If liability under this Article VIII is in respect of costs or expenses other than Taxes, payment by an indemnitor of any amounts due under this Article VIII shall be made not more than five Business Days after the date when the indemnitor is obligated to make an indemnity payment under this Article VIII and is provided with calculations or other materials supporting such liability.

            (b) Payment by Covance of any amounts of Taxes indemnified against under section 8.01(b)(i) shall be made 5 Business Days after the date that Covance delivers a copy of the U.S. federal income Return that includes the Company for the taxable period ending on the Closing Date to the Purchaser pursuant to Section 8.03 hereof.

            SECTION 8.08. Cooperation and Exchange of Information. Covance and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities, provided, however, that nothing in this Agreement shall require Covance to provide copies or other information relating to its consolidated or combined Returns, except insofar as they relate directly to the Company. Covance shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Covance and the Purchaser shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (including extensions) for such Returns. Any information obtained under this
Section 8.08 shall be kept confidential in accordance with Section 6.04 except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

            SECTION 8.09. Conveyance Taxes. The Purchaser shall pay and be liable for any and all real or personal property transfer, sales, use, value added, stock transfer, stamp, recording, registration, and any similar Taxes which become payable in connection with the acquisition of the Shares, as contemplated by this Agreement. The Purchaser, with the assistance of Covance, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Purchaser and Covance shall execute and deliver all instruments and certificates necessary to enable the parties to comply with the foregoing.

            SECTION 8.10. Miscellaneous. (a) Covance and the Purchaser agree to treat all payments made by either to or for the benefit of the other (including any payments to the Company) under this Article VIII, under other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes, and such treatment shall govern for purposes hereof, unless otherwise determined by a Tax authority as a result of a Final Determination.

            (b) Notwithstanding any provision in this Agreement to the contrary, the representations and warranties set forth in Section 4.17 will survive until the expiration of 120 days following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). The covenants, agreements and indemnities of each party contained in this Article VIII shall survive indefinitely (except as may be specified therein).

            (c) Covance shall cause the provisions of any Tax sharing or Tax allocation agreement between the Company, on the one hand, and any other Person, on the other hand, to be terminated on or before the Closing Date.

                                   ARTICLE IX

                            CONDITIONS TO THE CLOSING

            SECTION 9.01. Conditions to the Obligations of Covance. The obligations of Covance to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated.

            (b) No Proceeding or Litigation. No injunction shall have been issued by any Governmental Authority against Covance or the Purchaser, restraining or preventing the transactions contemplated by this Agreement.

            (c) Representations, Warranties; Covenants of the Purchaser. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date which shall be true and correct in all material respects as of the date made), except as would not, individually or in the aggregate, materially and adversely affect the ability of the Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that if any portion of any representation or warranty is already qualified by materiality or similar qualifiers, for purposes of determining whether this Section 9.01(c) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects; and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects. Covance shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof.

            (d) Opinion of Counsel. Covance shall have received an opinion from counsel to the Purchaser in a form reasonably satisfactory to Covance.

            SECTION 9.02. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated.

            (b) No Proceeding or Litigation. No injunction shall have been issued by any Governmental Authority against Covance or the Purchaser, restraining or preventing the consummation of the transactions contemplated by this Agreement.

            (c) Representations, Warranties; Covenants. The representations and warranties of Covance contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date which shall be true and correct in all material respects as of the date made), except as would not, individually or in the aggregate, result in a Material Adverse Effect; provided, however, that if any portion of any representation or warranty is already qualified by Material Adverse Effect, for purposes of determining whether this Section 9.02(c) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects; and the covenants and agreements contained in this Agreement to be complied with by Covance on or before the Closing shall have been complied with in all material respects. The Purchaser shall have received a certificate of Covance to such effect signed by a duly authorized officer thereof.

            (d) Cancellation of Company Stock Options; Completion of Call. Prior to the Closing, each Company Stock Option shall have been surrendered by the holder thereof and cancelled, and Covance shall have acquired all of the Shares owned by the Minority Shareholders.

            (e) Opinion of Counsel. The Purchaser shall have received an opinion from counsel to the Company in a form reasonably satisfactory to the Purchaser.

                                    ARTICLE X

                                 INDEMNIFICATION

            SECTION 10.01. Survival. (a) The representations and warranties of Covance contained in this Agreement shall survive the Closing until the two year anniversary thereof; provided, however, that (i) the representations and warranties dealing with Tax matters shall survive as provided in Section 8.10(b), (ii) the representations and warranties contained in Section 4.10 shall survive until the five year anniversary of this Agreement, and (iii) the representations and warranties contained in Sections 3.01, 3.02, 4.01, 4.02 and
4.22 shall survive indefinitely.

            (b) The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing until the two year anniversary thereof; provided, however, that the representations and warranties contained in Sections 5.01, 5.02 and 5.06 shall survive indefinitely.

            (c) The covenants and agreements of each party contained in this Agreement (including this Article 10) shall survive for the period specified therein, and if not specified, indefinitely.

            SECTION 10.02. Indemnification by Covance. Covance agrees from and after the Closing, subject to the other terms and conditions of this Agreement, to indemnify the Purchaser and each of its officers, directors and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively the "Purchaser Indemnified Parties") and hold the Purchaser Indemnified Parties harmless for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) (hereinafter a "Loss") actually suffered or incurred by such Purchaser Indemnified Parties, arising out of or resulting from (A) any breach of representation or warranty (determined for such purpose as if all references in the representations and warranties contained in Articles III and IV to Material Adverse Effect or materiality were deleted, other than in Sections 4.05, 4.06, 4.09, 4.10, 4.11 (only with respect to the reference to Material Adverse Effect in Section 4.11(a)(xv)) and 4.19) or the nonperformance or breach of any covenant or agreement of Covance contained in this Agreement, (B) any claim or assertion made by any Person allegedly arising out of such person's rights as a shareholder, optionholder, putative shareholder or former shareholder of the Company, or (C) any Losses arising from exceedances, occurring prior to the Closing Date or within 60 days after the Closing Date, of permit limitations applicable to nitrogen in the Research Triangle Park, North Carolina facility (the "Facility") wastewater, as disclosed in Section 10.02(c) of the Disclosure Schedule, provided that if such Losses include costs of modifications to the Facility's wastewater treatment system ("Modification Costs"), such Modification Costs shall be subject to the indemnification provided by this clause 10.02(C) only if they are (i) reasonable and necessary to prevent recurrence of exceedances of such nitrogen limits, taking into account the feasibility and practicality of such Modification Costs and their proportionality to the effectiveness of the modifications made to ensure compliance with nitrogen limits, and (ii) are incurred within one year of the Closing Date, and provided further, that any Losses or Modification Costs identified in this clause 10.02(C) shall be subject to the indemnification provided by this clause 10.02(C) only if such Losses or Modification Costs are not caused by the Purchaser's failure to properly maintain or operate the wastewater treatment system or by material changes by the Purchaser to Facility operations inconsistent with normal operations of the Facility as of the Closing Date.

            SECTION 10.03. Indemnification by the Purchaser. The Purchaser agrees from and after the Closing, subject to the other terms and conditions of this Agreement, to indemnify Covance and each of its officers, directors and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively the "Covance Indemnified Parties") and hold such Covance Indemnified Parties harmless for any and all Losses arising out of or resulting from:

            (i) the breach of any representation, warranty, covenant or agreement of the Purchaser herein; and

            (ii) any and all Losses suffered or incurred by Covance or any of its Affiliates by reason of or in connection with any claim or cause of action of any third party to the extent arising out of or resulting from the operation of the Business or the ownership, possession or operation of any of the assets or properties of the Company by the Purchaser after the Closing, except for any claims with respect to which Covance is obligated to indemnify the Purchaser under Section 10.02.

            SECTION 10.04. Limits on Indemnification. (a) Notwithstanding anything to the contrary contained in this Agreement, Covance shall not be required to indemnify, defend or hold harmless the Purchaser Indemnified Parties against or reimburse the Purchaser Indemnified Parties for any Loss arising from a breach of representation or warranty contained in Article III or IV pursuant to Section 10.02, unless (i) the Purchaser Indemnified Party has notified Covance in writing in accordance with Section 10.05 within the applicable survival period, if any, set forth in Section 10.01, (ii) such Loss exceeds $35,000 (nor shall any Loss below such amount be applied to or considered for purposes of the next clause (iii) and the first proviso thereafter), and (iii) the aggregate of all of the Purchaser Indemnified Parties' Losses under Section
10.02 exceeds $2 million (in which event Covance shall be liable only for the excess of such Losses over $2 million); provided, however, that in no event shall the aggregate liability of Covance under this Agreement exceed an amount equal to 50% of the Purchase Price (as adjusted pursuant to Sections 2.07, 2.09 and 2.10); provided further however, that the foregoing limitations shall not apply to Losses arising out of any breach of (A) any covenant contained in this Agreement, (B) the representations and warranties of Covance set forth in
Section 3.02, 4.02, 4.17 or 4.22, (C) any amounts payable under Sections 2.09 and 2.10 and (D) the indemnity provided by Covance in Section 10.02(B) and (C).

            (b) Notwithstanding anything to the contrary contained in this Agreement, Covance shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against or reimburse any Purchaser Indemnified Party for any Losses pursuant to Section 10.02 (A), if any such claim or demand otherwise was adjudicated or otherwise resolved in connection with the Purchase Price adjustment procedures set forth in Section 2.08.

            SECTION 10.05. Notice and Defense of Claims. (a) Any party seeking indemnification pursuant to Section 10.02 or 10.03 above (an "Indemnified Party") shall give prompt notice to Covance, if pursuant to Section 10.02, or to the Purchaser, if pursuant to Section 10.03 (each, as is applicable, the "Indemnifying Party") of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Indemnifying Party under this Article X with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article X ("Third Party Claims") shall be governed by and contingent upon the additional terms and conditions set forth in this Section 10.05. If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party prompt notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure.

            (b) The Indemnified Party shall be entitled, at the sole expense of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third Party Claim unless the Indemnifying Party, within ten days of the receipt of such notice from the Indemnified Party, notifies the Indemnified Party in writing of the Indemnifying Party's assumption of the defense thereof; provided, however, that notwithstanding the assumption of such defense, the Indemnifying Party reserves the right to contest the Indemnified Party's right to indemnification under this Agreement in connection with such Third Party Claim, to the extent that any facts or circumstances exist that, in the opinion of the Indemnifying Party, indicate that the Indemnified Party is not entitled to indemnification under this Agreement in connection with such Third Party Claim. If the Indemnifying Party so assumes the defense of any such Third Party Claim, (i) the Indemnifying Party shall retain legal counsel that is reasonably satisfactory to the Indemnified Party to conduct the defense of such Third Party Claim, and (ii) the Indemnified Party shall have the right to employ separate counsel and participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in any manner the Indemnifying Party may reasonably request, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle, compromise or consent to entry of any judgment with respect to any Third Party Claim (i) in which relief other than the payment of money damages is or may be sought against such Indemnified Party, or (ii) which does not include as an unconditional term thereof the giving by the claimant, petitioner or plaintiff a full and unconditional release of the Indemnified Party.

            (c) In the event that the Indemnified Party is exercising full control of the defense against any Third Party Claim pursuant to Section 10.05(b), the Indemnifying Party shall cooperate with the Indemnified Party in any manner the Indemnified Party may reasonably request, at the Indemnifying Party's expense. If the Indemnified Party proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and shall not settle any such Third Party Claim without the written consent of the Indemnifying Party, and the Indemnifying Party shall have the right to assume or reassume the defense of such claim or proceeding under the terms of Section 10.05(b).

            SECTION 10.06. Tax Matters. Anything in this Article X (except for the specific reference to Tax matters in Section 10.01) to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VIII.

            SECTION 10.07. Exclusive Remedies. Except as set forth in this Agreement, neither party is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, each party's sole and exclusive remedy following the Closing for any breach of any representation, warranty, covenant or agreement contained in this Agreement by any party shall be determined in accordance with this Article X.

            Subject to the Purchaser's right to indemnification pursuant to
Section 10.02, from and after the Closing, (i) the Purchaser shall fully release Covance from any Environmental Liability incurred by the Purchaser, their subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents; (ii) the Purchaser hereby waives on their behalf and on behalf of their subsidiaries, divisions and Affiliates, their predecessors, successors and assigns, and their officers, directors, employees and agents, to the fullest extent permitted under applicable law, any claim or remedy against Covance now or hereafter available under any applicable Environmental Law, including CERCLA or any similar federal, state or foreign law, whether or not in existence on the date hereof; and (iii) the Purchaser shall indemnify, defend and hold harmless Covance against and reimburse Covance for any Environmental Liability that Covance, its subsidiaries, divisions and Affiliates, its predecessors, successors and assigns, and its officers, directors, employees and agents may at any time suffer or incur, or become subject to, as a result of or in connection with any Environmental Liability.

                                   ARTICLE XI

                             TERMINATION AND WAIVER

            SECTION 11.01. Termination. This Agreement may be terminated at any time prior to the Closing:

            (i) by either Covance or the Purchaser if the Closing shall not have occurred for any reason by August 1, 2001 (the "Termination Date"); or

            (ii) by the Purchaser, if Covance materially breaches this Agreement such that the closing conditions set forth in Section 9.01, would be incapable of being satisfied by the Termination Date; or

            (iii) by Covance, if the Purchaser materially breaches this Agreement such that the closing conditions set forth in Section 9.02, would be incapable of being satisfied by the Termination Date; or

            (iv) by Covance or the Purchaser, in the event that an injunction is issued by any Governmental Authority against either the Purchaser or Covance, restraining, preventing or otherwise prohibiting the transactions contemplated by this Agreement, and such injunction shall have become final and nonappealable; or

            (v) by the mutual written consent of Covance and the Purchaser.

            SECTION 11.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 11.01, (a) this Agreement shall forthwith become void, except as set forth in Section 6.04 and Article XII, and (b) there shall be no liability on the part of any party hereto, except that nothing herein shall relieve a party from liability if such party commits a willful breach of this Agreement.

            SECTION 11.03. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                  ARTICLE XII

                               GENERAL PROVISIONS

            SECTION 12.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the consummation of the purchase and sale of the Shares as contemplated herein shall have occurred.

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
            SECTION 12.02. Currency. All references to currency, monetary values and dollars set forth herein shall mean United States dollars and payments hereunder shall be made in United States dollars.

            SECTION 12.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

            (a)   if to Covance:

                  Covance Inc.
                        210 Carnegie Center
                        Princeton, New Jersey 08540-6233
                        Telecopy: (609) 951-0856
                        Attention: Chief Financial Officer and General Counsel

                  with a copy to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, New York 10022
                        Telecopy: (212) 848-7179
                        Attention: Creighton Condon, Esq.

            (b)   if to the Purchaser:

                        Diosynth B.V.
                        Kloosterstraat 6
                        5349 AB OSS
                        The Netherlands

                        Telecopy:
                        Attention: President

                  with a copy to:

                        Akzo Nobel, Inc.
                        7 Livingstone Avenue
                        Dobbs Ferry, New York 10522-2222

                        Attention: General Counsel

            SECTION 12.04. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to and prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the foregoing, where an announcement is required by law or stock exchange rules, the party required to make such an announcement shall notify the other of such (and provide a copy of such to the other party) as soon as practicable in advance of such announcement and, to the extent practical, take the views of the other party in respect of such announcement into account prior to making such announcement.

            SECTION 12.05. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 12.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless

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
remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            SECTION 12.07. Entire Agreement. This Agreement and the other documents and instruments executed and delivered contemporaneously herewith constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between Covance and the Purchaser with respect to the subject matter hereof.

            SECTION 12.08. Assignment. Subject to Section 12.16, this Agreement may not be assigned without the express written consent of Covance and the Purchaser (which consent may be granted or withheld in the sole discretion of Covance or the Purchaser, as applicable).

            SECTION 12.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any creditor of the Company, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

            SECTION 12.10. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by Covance and the Purchaser or (b) by a waiver in accordance with Section 11.03.

            SECTION 12.11. Time of Date. Where it is necessary to determine the time on a specified date when an asset is transferred, a liability assumed, a risk passes or a calculation is made, that time shall be at the close of business on such date, unless otherwise specified herein.

            SECTION 12.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 12.12, which shall be the sole and exclusive procedures for the resolution of any such disputes.

            (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

            (b) If the dispute has not been resolved by negotiation within ten
(10) days of notice of the dispute the parties shall endeavor to settle the dispute by mediation under the then current CPR Mediation Procedure. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

            (c) Any dispute arising out of or relating to this Agreement which has not been resolved by a non-binding procedure as provided herein within ninety (90) days of the initiation of such procedure, shall be heard and determined in any New York state or federal court sitting in the City of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of the such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to maintenance of any such action or proceeding.

            SECTION 12.13. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this agreement, or the transactions contemplated hereby and thereby and for any counterclaim therein.

            SECTION 12.14. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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

            SECTION 12.15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity without the necessity of demonstration the inadequacy of monetary damages.

            SECTION 12.16. Purchaser and Designated Affiliates and Subsidiaries. Notwithstanding anything in the Agreement to the contrary, Covance agrees that the Purchaser may cause any Affiliate of the Purchaser to carry out all or part of the transactions contemplated by this Agreement or own or take possession of the Shares with the prior written consent of Covance (such consent not to be unreasonably withheld); provided, however, that no such designation shall affect or diminish the liability or obligations of the Purchaser hereunder and the Purchaser shall be jointly and severally liable with each such Affiliate for the performance of the Purchaser's obligations hereunder.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    COVANCE INC.


                                    By: /s/ CHARLES C. HARWOOD, JR.
                                        --------------------------------------
                                        Name: Charles C. Harwood, Jr.
                                        Title: Corporate Senior Vice President


                                    AKZO NOBEL INC.


                                    By: /s/ JOHAN EVERS
                                        --------------------------------------
                                        Name:  Johan Evers
                                        Title: President, Diosynth, B.V.


                                    By: /s/ HANS PEGT
                                        --------------------------------------
                                        Name: Hans Pegt
                                        Title: Authorized Representative

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